Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

GRAY HAWK SYSTEMS, INC.,

CERTAIN SHAREHOLDERS OF GRAY HAWK SYSTEMS, INC.,

PROJECT OWL, INC.,

MANTECH INTERNATIONAL CORPORATION

AND

THE SHAREHOLDER REPRESENTATIVE

DATED AS OF MAY 3, 2005

TABLE OF CONTENTS (cont’d)

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TABLE OF CONTENTS (cont’d)

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TABLE OF CONTENTS (cont’d)

Page(s)
SCHEDULES:

Schedule A
Schedule B
Schedule C [Intentionally Omitted]
Schedule D [Intentionally Omitted]
Schedule E
Schedule F
Schedule G
Schedule H
Schedule 1.1
Schedule 2.7(a)
Schedule 2.8(b)
Schedule 2.11(b)
Schedule 3.1
Schedule 3.2(b)
Schedule 3.3 (a)
Schedule 3.3 (b)
Schedule 3.3(c)
Schedule 3.6(d)
Schedule 3.6(e)
Schedule 3.6(k)
Schedule 3.6(l)
Schedule 3.6(o)
Schedule 3.6(q)
Schedule 3.6(r)
Schedule 3.6(q)
Schedule 3.7(a)
Schedule 3.7(c)
Schedule 3.7(e)
Schedule 3.7(h)
Schedule 3.7(j)
Schedule 3.12
Schedule 3.13(a)
Schedule 3.13(b)
Schedule 3.14
Schedule 3.15
Schedule 3.16
Schedule 3.17
Schedule 3.19(b)
Schedule 3.19(d)
Schedule 3.19(e)
Schedule 3.22(a)
Schedule 3.22(b)
Schedule 3.22(e)
Schedule 3.22(k)
Schedule 3.22(l)
Schedule 3.22(m)
Schedule 3.22(n)
Schedule 3.22(t)
Schedule 3.22(u)
Schedule 3.22(w)
Schedule 3.25(a)

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TABLE OF CONTENTS (cont’d)

Page(s)
Schedule 3.25(b)
Schedule 3.25(c)
Schedule 3.26
Schedule 5.2
Schedule 5.13(a)

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THIS AGREEMENT AND PLAN OF MERGER is made this 3rd day of May, 2005 (hereinafter, the “Agreement”), by and among GRAY HAWK SYSTEMS, INC., a Virginia corporation (the “Company”), certain of the shareholders of the Company set forth on the signature page hereto (“Shareholder Parties”), PROJECT OWL, INC., a newly incorporated Virginia corporation and wholly owned subsidiary of Buyer (“Merger Sub”), MANTECH INTERNATIONAL CORPORATION, a Delaware corporation (“Buyer”) and Harry M. Howton, in his capacity as the Shareholder Representative (the “Shareholder Representative” and, collectively, with the Company, the Shareholders (as defined below), Merger Sub and Buyer, the “Merger Parties”).

WHEREAS, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the VSCA, will merge with and into the Company (the “Merger”);

WHEREAS, upon the consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Buyer;

WHEREAS, the Board of Directors of the Company has (a) determined that the Merger is fair to and in the best interests of the holders of Company Common Stock (as hereinafter defined), (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended approval and adoption of this Agreement by the holders of the Company Common Stock; and

WHEREAS, the Board of Directors of Buyer has determined that the Merger is fair to and in the best interests of Buyer and its stockholders and the Board of Directors of Buyer and Merger Sub and the sole shareholder of Merger Sub have approved and adopted this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

The following terms shall have the indicated meaning when used in this Agreement:

“Accounting Principles” shall have the meaning ascribed to such term in Section 2.9(a).

“Actual Net Worth Adjustment” shall have the meaning ascribed to such term in Section 2.10(a).

“Adjusted Purchase Price” shall have the meaning ascribed to such term in Section 2.7(a).

“Adjustment Deductible” shall have the meaning ascribed to such term in Section 2.9(c)

“Affiliate” shall mean with respect to any Person, any other Person that is directly or indirectly controlling, controlled by or under common control with such Person or entity or any of its subsidiaries, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” shall have the meaning ascribed to such term in the first paragraph hereof.

“Aggregate Merger Consideration” shall mean the Closing Purchase Price less any Purchase Price Adjustment Final Payment paid by the Shareholders, plus any Purchase Price Adjustment Final Payment paid by the Buyer.

“Alternate Transaction” shall have the meaning ascribed to such term in Section 5.5.

“Articles of Merger” shall mean that certain Articles of Merger substantially in the form of Schedule A.

“Asserted Tax Claim” shall have the meaning ascribed to such term in Section 8.2(a).

“Authorizations” shall mean all licenses, certificates, permits, franchises, or other authorizations granted to the Company by Governmental Entities that are used in or relate to the conduct of the Business of the Company, including those that are listed on Schedule 3.2(b).

“Benefit Plan” shall mean each pension, profit-sharing, thrift, savings or other retirement, bonus, deferred compensation, incentive compensation, employee stock ownership, stock purchase, stock option, stock bonus, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, supplemental unemployment benefit, fringe benefit, sick pay, or vacation pay or similar plan, program, agreement, or arrangement maintained for the benefit of current or former employees, directors or consultants of the Company or any subsidiary or with respect to which the Company or any subsidiary makes or has any obligation to make contributions.

“Books and Records” shall mean all of the Company’s customer or subscriber lists and records, accounts and billing records, minute books, capitalization charts and ledgers, detailed property records, equipment records, plans, blueprints, specifications, designs, drawings, surveys, engineering reports, and personnel records (where applicable) and all other documents, computer data and records owned or controlled by the Company relating to the Company.

“Business” means the business of the Company, as currently conducted by the Company or as currently contemplated by it to be conducted.

“Business Day” shall mean any day other than a Saturday, Sunday or federal holiday.

“Buyer” shall have the meaning ascribed to such term in the first paragraph of this Agreement.

“Buyer Claim” shall have the meaning ascribed to such term in Section 7.5(a).

“Buyer Net Worth Adjustment” shall have the meaning ascribed to such term in Section 2.10(a).

“Buyer Parties” shall have the meaning ascribed to such term in Section 7.1.

“Capital Lease Obligations” shall mean all capital lease obligations of the Company outstanding as of Closing.

“Certificate of Employees” shall mean the certificate to be delivered by the Company pursuant to Section 2.8(b)(xvi).

“Certificate of Identified Company Obligations” shall mean the certificate to be delivered by the Company pursuant to Section 2.8(b)(xvii).

“Certificate of Share Ownership” shall mean the certificate to be delivered by the Company pursuant to Section 2.8(b)(xv).

“Certificate(s)” shall have the meaning ascribed thereto in Section 2.6(c).

“Claim Notice” shall have the meaning ascribed to such term in Section 7.5(a).

“Closing” shall have the meaning ascribed to such term in Section 2.2.

“Closing Date” shall have the meaning ascribed to such term in Section 2.2.

“Closing Date Balance Sheet” shall have the meaning ascribed to such term in Section 2.9(b).

“Closing Net Worth” shall have the meaning ascribed to such term in Section 2.9(b).

“Closing Net Worth Adjustment” shall have the meaning ascribed to such term in Section 2.9(a).

“Closing Purchase Price” shall have the meaning ascribed to such term in Section 2.7(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning ascribed to such term in the first paragraph of this Agreement.

“Company Balance Sheet” shall mean the unaudited balance sheet of the Company as of the Company Balance Sheet Date.

“Company Balance Sheet Date” shall mean March 31, 2005.

“Company Common Stock” shall have the meaning ascribed to such term in Section 3.3(a).

“Company Debt” shall mean all indebtedness of the Company for borrowed money or other interest-bearing indebtedness as of closing (and including any deficit balances in any Company cash accounts, in the amount stated on the Company Balance Sheet), including, without limitation, any prepayment or similar fees or charges related to the retirement or termination of bank debt of the Company which will be discharged or satisfied at or in connection with the Closing (as set forth in Section 2.7(b)).

“Company Disclosure Schedules” shall have the meaning ascribed to such term in the first paragraph of Article III.

“Company Financial Statements” shall have the meaning ascribed to such term in Section 3.9.

“Company Intellectual Property” shall have the meaning ascribed to such term in Section 3.19(b).

“Company’s Articles of Incorporation” shall have the meaning ascribed to such term in Section 2.8(b)(1)(A).

“Company’s Bylaws” shall have the meaning ascribed to such term in Section 2.8(b)(1)(A).

“Company’s Shareholders Agreement” shall have the meaning ascribed to such term in Section 3.3(a).

“Convertible Options” shall mean any options, warrants, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, transfer, purchase, return or redeem securities of the Company.

“Current Customer” shall have the meaning ascribed to such term in Section 5.13(b).

“Current Government Contracts” shall have the meaning ascribed to such term in Section 3.22(a).

“Deductible” shall have the meaning ascribed to such term in Section 7.3(b).

“DCAA” shall have the meaning ascribed to such term in Section 3.22(k).

“Direct Costs” shall have the meaning ascribed to such term in 48 C.F.R. Section 2.101.

“Dissenting Shares” shall have the meaning ascribed to such term in Section 2.6(e).

“Effective Time” shall have the meaning ascribed to such term in Section 2.3.

“Environmental Laws” means all United States federal, state and local laws, statutes, ordinances, and codes which address or are otherwise concerned with, environmental issues, and all regulations, rules, standards, orders and directives of all properly constituted governmental authorities (charged with the responsibility of implementing or enforcing such laws, statutes, ordinances and codes) relating to (a) “Releases” (as defined in 42 U.S.C. sec. 9601(22)) or threatened Releases of Hazardous Material (as defined below) into the environment, (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material, (c) the health or safety of employees in the workplace, (d) protecting or restoring natural resources or (e) the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any person, firm or entity (whether or not incorporated) which, by reason of its relationship with the Company, is required to be aggregated with the Company under Sections 414(b), (c) or (m) of the Code.

“Escrow Account” shall mean the escrow account in respect of the Escrow Amount maintained by the Escrow Agent pursuant to the terms hereof.

“Escrow Agent” shall mean Wachovia Bank, National Association, a national banking association.

“Escrow Agreement” shall have the meaning ascribed to such term in Section 2.7(c).

“Escrow Amount” shall mean an amount equal to ten percent (10%) of the Adjusted Purchase Price.

“Escrow Funds” shall mean the funds that are held by the Escrow Agent in the Escrow Account.

“Escrow Termination Date” shall be the one (1)-year anniversary of the Closing Date.

“Estimated Net Worth Adjustment” shall have the meaning ascribed to such term in Section 2.9(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean United States generally accepted accounting principles consistently applied in accordance with the historic policies and practices of the Company for the periods covered thereby.

“Government Contract” shall mean any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind that are currently active in performance or that have been active in performance at any time in the seven year period prior the Closing Date with (i) any Governmental Entity; (ii) any prime contractor of a Governmental Entity in its capacity as a prime contractor; or (iii) any subcontractor at any tier with respect to any contract of a type described in clauses (i) or (ii) above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Contract Bids” shall have the meaning ascribed to such term in Section 3.22(a).

“Governmental Entity” shall mean any public body or authority, including courts of competent jurisdiction, domestic or foreign.

“Hazardous Materials” shall mean any hazardous or toxic substance, material or waste which is regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous material,” “toxic substance” or “hazardous chemical” under (i) Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq. (“CERCLA”); (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (iii) the U.S. Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (iv) the U.S. Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (v) the U.S. Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (vi) regulations promulgated under any of the above statutes or (vii) any applicable state or local statute, ordinance, rule, or Regulation that has a scope or purpose similar to those statutes identified above.

“HSR Act” shall have the meaning ascribed to such term in Section 3.2(b).

“Identified Company Obligations” shall have the meaning ascribed to such term in Section 2.7(a)(ii).

“Inbound License Agreement” shall have the meaning ascribed to such term in Section 3.19(d).

“Indemnification Cap” shall have the meaning ascribed to such term in Section 7.3(b).

“Indemnified Losses” shall have the meaning ascribed to such term in Section 7.1.

“Indirect Costs” shall have the meaning ascribed to such term in 48 C.F.R. Section 2.101.

“Initial Purchase Price” shall have the meaning ascribed to such term in 2.7(a).

“Intellectual Property” shall mean (a) letters patent, patents, patent applications, patent licenses, and all claims with regard thereto; (b) software licenses and know-how licenses, source codes, passwords, trade names, trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications; (c) interests in inventions, processes and trade secrets, whether reduced to practice or not, on which no application for letters patent has been filed but as to which the Company has a right or option to obtain an assignment or license by reason of an existing contract with or employment of the inventor; (d) methods or processes, designs, technical data, product development data, research data, know-how, market reports, consumer investigations, product surveys, distribution methods customer lists, trade secrets, notebooks and other industrial property rights, whether or not secret and whether or not reduced to writing; and (e) all other factual and proprietary information, whether or not secret and whether or not reduced to writing, including all invention disclosures, data, analytic methods, acceptance or rejection criteria, whether or not capable of precise separate description, but which in any event alone or when accumulated give to the one acquiring it an ability to study, test, produce or market something which one otherwise would not have known to study, test, produce or market in the same way.

“IRS” shall mean the Internal Revenue Service or its successor.

“Knowledge” shall mean: (i) with respect to the Company, the actual knowledge that any of the persons listed on Schedule 1.1 has or would have reason to have if he or she had performed his or her services and duties in the ordinary course on behalf of the Company in a reasonably diligent manner; (ii) with respect to any other Person that is an entity, the actual knowledge that a director or officer has or would have reason to have if he or she had performed his or her services and duties in the ordinary course on behalf of the Person in a reasonably diligent manner; and (iii) with respect to any Person that is an individual, the actual knowledge that Person has or would have reason to have after reasonable inquiry and due investigation.

“Law(s)” means, with respect to any Person, any federal, state, local or other statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity (including Environmental Laws) existing as of the Closing Date applicable to such Person or any of such Person’s property, assets, officers, directors, employees, consultants or agents.

“Leases” shall have the meaning ascribed to such term in Section 3.13(a).

“Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, or unmatured.

“Licensed Intellectual Property” shall have the meaning ascribed to such term in Section 3.19(c).

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, collateral sales contract, security interest or encumbrance of any kind.

“Listed Contract” shall have the meaning ascribed to such term in Section 3.17(b).

“Litigation Conditions” shall have the meaning ascribed to such term in Section 7.5(e).

“Look-Back Period” shall have the meaning ascribed to such term in Section 5.13(b).

“Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses

“Material Adverse Effect” will be deemed to have occurred if any event (whether specific to the applicable party or generally applicable to multiple parties), violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in this Agreement but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) has, or could reasonably be expected to have, or give rise to, a material adverse effect on, or material adverse change to the financial condition, business, or results of operations of the party making the representations and warranties.

“Meeting Date” shall have the meaning ascribed to such term in Section 5.1(a)(i).

“Merger” shall have the meaning ascribed to such term in the recitals above.

“Merger Parties” shall have the meaning ascribed to such term in the first paragraph of this Agreement.

“Merger Sub” shall have the meaning ascribed to such term in the first paragraph of this Agreement.

“Merger Sub Common Stock” shall have the meaning ascribed to such term in Section 2.6(d).

“Multiemployer Plan” shall mean any “multiemployer plan” as such term is defined in Section 3(37) of ERISA.

“Officer” or “officer” shall have the meaning ascribed to such term in Rule 16a-1 under the Exchange Act.

“Officer’s Certificate” shall have the meaning ascribed to such term in Section 7.5(b).

“Option Holder Cashout Amount” shall have the meaning ascribed to such term in Section 3.3(c).

“Option Holder Cashout Certificate” shall mean the certificate to be delivered by the Company pursuant to Section 2.8(b)(xiv).

“Option Holders” shall mean any person holding any Convertible Options.

“Optionee Release Agreement” shall have the meaning ascribed to such term in Section 5.17.

“Permitted Lien(s)” shall mean (a) statutory Liens for Taxes and water and sewer charges not yet delinquent or Liens arising out of Taxes or general or special assessments not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings; (b) those Liens disclosed in Schedule 3.13(b); (c) statutory Liens of carriers, warehousemen, mechanics, materialmen and the like arising in the ordinary course of business for obligations not yet due and that could not reasonably be expected to have a Material Adverse Effect on the Company; (d) easements, restrictive covenants, rights of way and other similar restrictions that could not reasonably be expected to have a Material Adverse Effect on the Company; (e) landlord’s Liens; (f) imperfections of title and Liens that could not reasonably be expected to have a Material Adverse Effect on the Company or that are reserved against in the Company Balance Sheet; (g) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations; (h) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted in good faith and levy and execution thereon have been stayed and continue to be stayed; and (i) zoning, building and other similar restrictions imposed by any laws that could not reasonably be expected to have a Material Adverse Effect on the Company.

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pro Forma Closing Net Worth” shall have the meaning ascribed to such term in Section 2.9(a).

“Pro Rata Interest” shall mean the percentage equal to the number of shares of Company Common Stock held by the Shareholder immediately prior to the Effective Time divided by the sum of all shares of Company Common Stock outstanding immediately prior to the Effective Time, excluding for all purposes hereof any shares held in treasury by the Company.

“Proposed Settlement” shall have the meaning ascribed to such term in Section 8.2(b).

“Prospective Customer” shall have the meaning ascribed to such term in Section 5.13(b).

“Proxy Statement” shall have the meaning ascribed to such term in Section 5.1(a)(ii).

“Purchase Price Adjustment Final Payment” shall have the meaning ascribed to such term in Section 2.10(d).

“Purchase Price Adjustment Notice” shall have the meaning ascribed to such term in Section 2.10(a).

“Purchase Price Adjustment Referee” shall have the meaning ascribed to such term in Section 2.10(c).

“Real Property” shall mean all real property and interests in real property (including those certain easements, privileges, right-of-way agreements, surface use rights, servitudes, and other real property interests necessary for access to or which are ancillary or appurtenant to the use and enjoyment of such real property and the operation of the Business of the Company).

“Regulatory Approvals” shall have the meaning ascribed to such term in Section 5.7.

“Required Consents” shall have the meaning ascribed to such term in Section 3.2(b).

“Restricted Employee” shall have the meaning ascribed to such term in Section 5.13(a).

“Restrictive Period” shall have the meaning ascribed to such term in Section 5.13(a).

“Section 338 Election” shall have the meaning ascribed to such term in Section 2.11(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholder Net Worth Adjustment” shall have the meaning ascribed to such term in Section 2.10(a).

“Shareholder Parties” shall have the meaning ascribed to such term in the first paragraph of this Agreement.

“Shareholder Purchase Price Adjustment Objection Notice” shall have the meaning ascribed to such term in Section 2.10(b).

“Shareholder Release Agreement” shall have the meaning ascribed to such term in Section 5.17.

“Shareholder Representative” shall mean (a) Harry M. Howton, and (b) in the event of the resignation, death or disability of Harry M. Howton, then the Shareholders’ Committee authorized pursuant to Section 10.1(f).

“Shareholder Returns” shall have the meaning ascribed to such term in Section 8.2.

“Shareholder(s)” shall mean the holders of the Company Common Stock immediately prior to the Effective Time representing 100% beneficial and record ownership of the Company, each of whom is listed on Schedule 3.4.

“Shareholders’ Committee” shall have the meaning ascribed to such term in Section 10.1(f).

“Short Period Return” shall have the meaning ascribed to such term in Section 8.1(a).

“Special Escrow Agent Costs” shall have the meaning ascribed to such term in Section 10.2(b).

“Special Meeting” shall have the meaning ascribed to such term in Section 5.1(a)(i).

“Straddle Period” shall have the meaning ascribed to such term in Section 8.1(b).

“Straddle Period Return” shall have the meaning ascribed to such term in Section 8.1(b).

“Surviving Corporation” shall have the meaning ascribed to such term in Section 2.1.

“Surviving Corporation Common Stock” shall have the meaning ascribed to such term in Section 2.6(d).

“Tax Claim Notice” shall have the meaning ascribed to such term in Section 8.2(a).

“Tax Indemnification Cap” shall have the meaning ascribed to such term in Section 7.3(b).

“Tax Returns” shall mean all returns, declarations, reports, claims for refund, statements and other documents required or permitted to be filed with any Governmental Entity in respect of any Tax (including payroll tax remittances and payroll tax returns, but not including the Shareholders’ personal returns, declarations, reports, claims for refund, statements and other documents) and “Tax Return” shall mean one of the foregoing Tax Returns.

“Taxes” shall mean all taxes, charges, fees, levies, imposts, withholdings or other assessments, domestic or foreign, including, without limitation all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, social security (or similar), unemployment, disability, registration, value added, alternative or add-on minimum, real property, personal property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

“Termination Date” shall have the meaning ascribed to such term in Section 9.1.

“Third-Party Claim” shall have the meaning ascribed to such term in Section 7.5(e).

“Transaction Fees” shall have the meaning ascribed to such term in Section 2.7(a)(iii).

“Transferred Employees” shall have the meaning ascribed to such term in Section 5.8(a).

“Voluntary Termination Date” shall mean May 31, 2005, or such other date as may be from time to time agreed by Buyer, the Company and the Shareholder Representative, which date (i) may be extended by the prior written consent of Buyer, the Company and the Shareholder Representative and (ii) will be automatically extended if the Merger Parties have not received approval pursuant to their HSR Act filings on or prior to such date until such time (but in no event later than July 31, 2005) that such approval under the HSR Act has been obtained.

“VSCA” shall mean the Virginia Stock Corporation Act, as amended.

“Welfare Plan” shall mean any “employee welfare benefit plan” as such term is defined in Section 3(l) of ERISA.

Section 1.2 Construction.

(a) This Agreement is to be deemed to have been prepared jointly by the parties hereto after arm’s length negotiations, and any uncertainty or ambiguity existing herein shall not be interpreted against any party, but according to the application of the rules of interpretation of contracts. Each party acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax or securities consequences of the transaction contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax and securities consequences.

(b) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules hereto and all attachments thereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, and Schedule references are to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive, (v) “dollars” or “$” shall refer to United States dollars, and (vi) provisions shall apply, when appropriate, to successive events and transactions.

ARTICLE II

THE MERGER

Section 2.1 The Merger.

Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the VSCA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the Company, as existing on and after the Effective Time, being hereinafter sometimes referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the Commonwealth of Virginia.

Section 2.2 Closing.

The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Washington, D.C. time) on the later of May 9, 2005 or the date that is the second Business Day after satisfaction or waiver of the conditions set forth in Article VI, at the Washington, D.C. office of Venable, LLP, unless another date or place is agreed to in writing by the Merger Parties (such date upon which the Closing occurs, the “Closing Date”).

Section 2.3 Effective Time.

Concurrently with the Closing, the parties hereto shall cause the Articles of Merger to be filed with the State Corporation Commission of Virginia in accordance with the VSCA. The time the Merger becomes effective in accordance with applicable law, which shall be the date and time at which the Articles of Merger have been duly filed with the State Corporation Commission of Virginia or at such other date and time as is agreed between the parties and specified in the Articles of Merger, is referred to herein as the “Effective Time.”

Section 2.4 Articles of Incorporation and Bylaws of the Surviving Corporation.

The articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and of applicable law; provided, however, the articles of incorporation shall be amended by virtue of the Merger to provide that the name of the Surviving Corporation from and after the Effective Time shall be ManTech Gray Hawk Systems, Inc. Unless otherwise determined by Buyer, the bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and of applicable law.

Section 2.5 Directors and Officers.

All of the directors and officers of the Company immediately prior to the Effective Time, unless otherwise so notified by Buyer, shall resign effective as of the Effective Time. Buyer, as sole shareholder of the Surviving Corporation, shall appoint new directors, in its sole discretion, effective as of the Effective Time. Further, the officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, effective as of the Effective Time, to hold their respective offices until their successors are duly elected and qualified or until their earlier death, resignation or removal.

Section 2.6 Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

(a) all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation;

(b) each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time, if any, shall automatically be cancelled and retired and shall cease to exist, and no cash, stock or other property shall be delivered in exchange therefore;

(c) all shares of Company Common Stock exchanged and converted in accordance with Section 2.7(e) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a validly issued and non-assessable stock certificate of the Company (“Certificate”) or instrument representing any such shares, except those holders of shares as to which dissenters’ rights have been perfected under the VSCA, shall cease to have any rights with respect thereto, except the right to receive payment therefore as set forth in Section 2.7(e), upon the surrender of such Certificate or instrument in accordance with Section 2.7(e), without interest. The portion of the Aggregate

Merger Consideration paid or payable in respect of the surrender of such Certificates or instruments pursuant to this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates. If after the Effective Time, Certificates or other such instruments are presented to Buyer or the Surviving Corporation, they shall be cancelled and exchanged for the proper portion of the Aggregate Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in Section 2.7(e);

(d) each share of common stock, par value $.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation (the “Surviving Corporation Common Stock”). Each stock certificate of Merger Sub evidencing ownership of any such shares of Merger Sub Common Stock shall, as of the Effective Time, evidence ownership of such shares of Surviving Corporation Common Stock; and

(e) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by Shareholders of the Company who have perfected dissenters’ rights in accordance with the VSCA (the “Dissenting Shares”) shall not be converted into or represent any right to receive the amount set forth in Section 2.7(e) below, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s rights to appraisal under the VSCA. Any payments to any holder who has exercised dissenter’s rights shall be made by Buyer, subject to the indemnification obligations of the Shareholders set forth in Article VII hereof in connection with any additional payments by or liabilities of Buyer arising in connection with payments to holders of Dissenting Shares. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s rights to appraisal of such shares under the VSCA, such holder’s shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the amount set forth in Section 2.7(e). The Company shall not make any payment to or settle any dispute with the holder of any Dissenting Shares without the prior written consent of Buyer.

Section 2.7 Consideration for the Merger and Option Cashout

(a) Merger Consideration Paid at Closing. Subject to the terms and conditions of this Agreement, Buyer agrees to pay or cause to be paid to, or on behalf of, the Shareholders at Closing an aggregate amount in cash equal to One Hundred Million dollars ($100,000,000) (the “Initial Purchase Price”) (i) less the amount equal to outstanding Company Debt and Capital Lease Obligations at Closing, if any; (ii) less the amounts of any outstanding obligations of the Company for termination, severance and like amounts, the aggregate amount of which is set forth on Schedule 2.7(a) (the “Identified Company Obligations”); (iii) less the amount necessary to satisfy final bills rendered by the legal, accounting and investment banking advisors to the Company invoicing fees and expenses incurred in such advisors’ representation of the Company in connection with the transactions contemplated hereby, such final bills to be delivered to the Company no later than one Business Day prior to Closing (such fees and expenses, “Transaction Fees”); (iv) subject to Section 2.9(c), increased or decreased by the Estimated Net Worth Adjustment, if any (in aggregate, the Initial Purchase Price less the items

(i) through (iii) above and subject to item (iv) above is hereinafter referred to as the “Adjusted Purchase Price”); and (v) less the Option Holder Cashout Amount. For purposes of this Agreement, “Closing Purchase Price” shall mean Adjusted Purchase Price less the Option Holder Cashout Amount.

(b) Payment of Company Debt and Transaction Fees and Assumption of Capital Lease Obligations. Buyer shall, or shall cause the Company to, (i) pay the respective amounts withheld from the Initial Purchase Price pursuant to Section 2.7(a)(i) herein to the holders of the Company Debt in cash, on behalf of the Company, at Closing, (ii) pay the Transaction Fees withheld from the Initial Purchase Price pursuant to Section 2.7(a)(iii) to the appropriate service providers, and (iii) subject to the Company obtaining consent to assignment thereof, Buyer shall assume the Capital Lease Obligations on behalf of the Company at Closing.

(c) Payment of Escrow Amount. At Closing, the Buyer shall deliver or cause to be delivered, on behalf of the Shareholders a portion of the Closing Purchase Price equal to the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to be held in escrow pursuant to the terms contained herein relating to the Escrow Account and that certain Escrow Agreement, by and among Buyer, Shareholder Representative and the Escrow Agent, dated as of even date herewith, in the form attached hereto as Schedule B (the “Escrow Agreement”).

(d) Payment of Option Holder Cashout Amount. At Closing Buyer shall pay to the Company the aggregate Option Holder Cashout Amount as set forth on Schedule 3.3(c) attached hereto to an account designated by the Company. The Company will pay such funds to the Option Holders and in the amounts as set forth on the Option Holder Cashout Certificate delivered by the Company to Buyer at Closing through its normal payroll processing procedures and subject to all applicable payroll and withholding Taxes.

(e) Payment of Aggregate Merger Consideration.

(i) At the Effective Time, each holder of Company Common Stock outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 2.7(f) and those shares as to which dissenters’ rights have been perfected under the VSCA), subject to (A) the delivery of a Shareholder Release Agreement, (B) surrender of his or her Certificate or other instrument representing his or her shares of Company Common Stock, and (C) to the terms of this Section 2.7, shall by virtue of the Merger be entitled to receive, and the Buyer shall pay or cause to be paid to or on behalf of such holder, an amount equal to his or her Pro Rata Interest of the Closing Purchase Price as set forth on the Certificate of Share Ownership to be delivered by the Company to Buyer at Closing.

(ii) In accordance with Section 2.10 and at the time or times provided in Section 2.10, each Shareholder shall be entitled to receive his or her Pro Rata Interest as set forth on the Certificate of Share Ownership of any Purchase Price Adjustment Final Payment to be paid by the Buyer or shall pay his or her Pro Rata Interest as set forth on the Certificate of Share Ownership of any Purchase Price Adjustment Final Payment to be paid by the Shareholders.

(iii) Finally, after termination of the Escrow Agreement and resolution of any claims made against the Escrow Amount pursuant to the Escrow Agreement, in accordance with the terms of the Escrow Agreement, each Shareholder shall by virtue of the Merger be entitled to receive an amount equal to his or her Pro Rata Interest of any remaining Escrow Amount in accordance with the percentages set forth on the Certificate of Share Ownership hereto.

(iv) All cash payments shall be made by wire transfer of immediately available funds; provided, however, that Buyer shall not be required to make any payment by wire transfer in an amount less than Five Hundred Thousand Dollars ($500,000) and may issue checks written against immediately available funds in lieu of wire transfer for such payments. All payments of Closing Purchase Price to Shareholders pursuant to this Agreement and payment and delivery of the Escrow Amount to the Escrow Agent on behalf of the Shareholders shall be made in such amounts and pursuant to such percentages (which percentages shall be equal to their Pro Rata Interests) as are set forth in the spreadsheet to be provided by the Shareholder Representative no later than three (3) Business Days prior to the Closing Date in the form set forth in the Certificate of Share Ownership, rounded to the nearest cent.

(f) Cancellation of Company Owned Stock. At the Effective Time, each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time, if any, shall automatically be cancelled and retired and shall cease to exist, and no cash, stock or other property shall be delivered in exchange therefore.

(g) No Further Ownership Rights in Company Common Stock. As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist. Each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive his or her Pro Rata Interest of the Closing Purchase Price in accordance with and subject to the terms of this Agreement, including, without limitation, Section 2.7(e), upon surrender of such Certificate. The Pro Rata Interest of the Closing Purchase Price paid or payable to the Shareholders in respect of the surrender of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates.

(h) Tax Withholding. Buyer shall be entitled to deduct and withhold from the allocable portion of the Aggregate Merger Consideration otherwise payable to any Shareholder or, to the extent not undertaken by the Company, the allocable portion of the Option Holder Cashout Amount otherwise payable to any Option Holder such amounts as Buyer (or any Affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Buyer (or any Affiliate thereof) and remitted to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Buyer (or any Affiliate thereof).

Section 2.8 Deliveries at the Closing.

(a) Buyer and Merger Sub Deliveries. Without limiting any other obligation of Buyer and Merger Sub under this Agreement, at the Closing, in addition to the payment of the

Closing Purchase Price, the Escrow Amount and the Option Holder Cashout Amount, in each case as described above, Buyer and Merger Sub shall deliver or cause to be delivered to the Shareholder Representative, on behalf of and for the benefit of the Shareholders (and certain other Persons party thereto) the Escrow Agreement, duly executed by Buyer.

(b) Company Deliveries. Without limiting any other obligation of the Company under this Agreement, at the Closing, the Company shall deliver or cause to be delivered the following to Buyer and Merger Sub:

(i)	A certificate of the Company dated the Closing Date and signed on its behalf by its authorized officer certifying that:

(A)	The Company’s Amended and Restated Articles of Incorporation (the “Company’s Articles of Incorporation”) and the Company’s Bylaws, as amended through the date hereof (the “Company’s Bylaws”), attached to the certificate, are true and complete and have been in full force and effect in the form attached thereto since the date of the adoption of the resolutions referred to in clause (B) below and have not been amended, rescinded or modified, except to the extent attached thereto;

(B)	the resolutions adopted by its board of directors, attached to the certificate, authorizing its execution, delivery and performance of this Agreement and its actions taken in connection with the transactions contemplated by this Agreement and recommending approval and adoption of this Agreement, the Articles of Merger and the transactions contemplated hereby by the holders of the Company Common Stock, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto;

(C)	the resolutions adopted by the Shareholders, attached to the certificate, authorizing its execution, delivery and performance of this Agreement and its actions taken in connection with the transactions contemplated by this Agreement, were duly adopted either at a duly convened meeting thereof or by written consent in accordance with the VSCA and the Company’s Articles of Incorporation, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto;

(D)	its officers executing this Agreement and any other documents delivered pursuant to this Agreement are incumbent officers and the specimen signatures on the certificate are their genuine signatures;

(E)	it is in good standing in all jurisdictions where required, and shall attach a good standing certificate certified by the State Corporation Commission of the Commonwealth of Virginia, dated as of a date not more than ten (10) days prior to the Closing Date;

(F)	its representations and warranties contained in this Agreement (except as affected by the transactions contemplated in this Agreement) that are qualified as to materiality are true and correct and its representations and warranties set forth in this Agreement and that are not so qualified are true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties are given as of a particular date and relate solely to a particular date or period;

(G)	the conditions specified in Section 6.3 of this Agreement have been fulfilled or waived;

(H)	it has complied in all material respects with all covenants contained in this Agreement to be performed by it prior to Closing; and

(I)	all Required Consents have been obtained and are in full force and effect;

(ii)	Debt pay-off letter(s), if any, with agreements by the lien holder(s) to release all liens upon payment thereof at Closing;

(iii)	Agreement terminating that certain line of credit with Wachovia;

(iv)	Consents to assignment of the Leases effective as of Closing (to the extent required pursuant thereto);

(v)	Any required consents for the assignment of any Government Contracts that are subcontracts (to the extent required pursuant thereto);

(vi)	Any required novations in connection with assignment of any Government Contracts;

(vii)	An IRS Form 8023 (or any successor form(s) thereto) executed by each Shareholder;

(viii)	The minute books, corporate seals and stock ledger of the Company; and

(ix)	the Escrow Agreement, duly executed by the Shareholder Representative;

(x)	Resignations of each director and officer of the Company, effective as of the Effective Time;

(xi)	Executed copies of Optionee Release Agreements from each holder of options to purchase Company Common Stock;

(xii)	Executed copies of Shareholder Release Agreements from each holder of Company Common Stock;

(xiii)	Agreements terminating employment agreements with certain employees set forth on Schedule 2.8(b);

(xiv)	The Option Holder Cashout Certificate, which (A) confirms the accuracy of the amount of the Option Holder Cashout Amount provided in Schedule 3.3(c) and (B) sets forth a true, accurate and complete list of: all Option Holders, the number of shares represented by the Convertible Options held by each such Option Holder, the respective exercise prices thereof and the amount of cash to be paid on or before Closing to fully and completely terminate such Option Holder’s Convertible Options and any rights related thereto in a form acceptable to Buyer and executed and delivered by a duly authorized officer of the Company;

(xv)	The Certificate of Share Ownership, which is a true, accurate and complete list of the names of each Shareholders of the Company as of the Closing, the number and class of shares of Company Common Stock held by such Shareholders and the Pro Rata Interest of each of such Shareholders in a form acceptable to Buyer and executed and delivered by a duly authorized officer of the Company;

(xvi)	The Certificate of Employees, which shall list as of the Closing the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: name, job title, current compensation paid or payable, and vacation accrued; in a form acceptable to Buyer and executed and delivered by a duly authorized officer of the Company;

(xvii)	The Certificate of Identified Company Obligations, which shall confirm the amount of aggregate Identified Company Obligations as set forth on Schedule 2.7(a) and shall include the components of the Identified Company Obligations including for each separate

Identified Company Obligation, the name of the person to whom the payment shall be made, the amount of the payment and the nature of the payment obligation (e.g. severance, notes payable, transaction bonuses, employee payroll taxes, and negative vacation balances) in a form acceptable to Buyer and executed and delivered by a duly authorized officer of the Company;

(xviii)	Legal opinion from counsel to the Company in substance as set forth in Schedule E attached hereto and reasonably satisfactory to Buyer, addressed to Buyer and dated as of the Closing Date; and

(xix)	Such other documents, instruments, certificates and writings as reasonably may be requested by Buyer no later than three (3) Business Days prior to the Closing.

Section 2.9 Closing Net Worth Adjustment and Estimated Closing Net Worth Adjustment.

(a) The “Closing Net Worth Adjustment” shall be the positive or negative difference, if any, by which the Closing Net Worth (as defined below) differs from nineteen million one hundred thousand dollars ($19,100,000) (the “Pro Forma Closing Net Worth”). If the Closing Net Worth exceeds the Pro Forma Closing Net Worth, then the Closing Net Worth Adjustment shall be positive; and if the Closing Net Worth is less than the Pro Forma Closing Net Worth, then the Closing Net Worth Adjustment shall be negative. The Company shall estimate in good faith the Closing Net Worth, as of Closing, and deliver (i) such estimate, which shall include an unaudited balance sheet of the Company as of a date within three (3) Business Days prior to the Closing Date that (A) is prepared in accordance with GAAP, applied in a manner consistent with and using all of the same accounting principles, practices, methodologies and policies (which, in the case of judgments, shall be judgments consistent with the applicable judgments made with respect to the Company Balance Sheet) used in the preparation of the Company Balance Sheet (the “Accounting Principles”) and (B) reflects balance sheet account balances consistent with average balances of such accounts for September 2004 through March 2005 unless the Company and Buyer agree otherwise, and (ii) copies of the working papers used to prepare such estimate and unaudited balance sheet to Buyer, no later than three (3) Business Days before the Closing Date (the difference between such estimate and the Pro Forma Closing Net Worth, if any, being the “Estimated Net Worth Adjustment”). As provided in Section 2.7(a) and subject to Section 2.9(c), the Initial Purchase Price shall be adjusted for the Estimated Net Worth Adjustment, if any. The Closing Net Worth shall be finally determined in accordance with Section 2.9(b) and Section 2.10.

(b) Promptly after the Closing, Buyer’s independent accountants shall, at Buyer’s expense (i) audit the books of account of the Company as of the Closing Date, and (ii) prepare an audited balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall be prepared in accordance with the Accounting Principles and shall be accompanied by an unqualified report of Buyer’s independent accountants on the Closing Date Balance Sheet certifying that the Closing Date Balance Sheet and any related notes thereto were prepared in accordance with the Accounting Principles. The

Merger Parties acknowledge that (A) the sole purpose of the determination of Closing Net Worth is to adjust the Initial Purchase Price so as to reflect the change in net worth of the Company from the Pro Forma Closing Net Worth to the actual net worth of the Company on the Closing Date. For purposes of this Agreement, “Closing Net Worth” shall mean the Company’s assets as of the Closing, less the Company’s Liabilities as of Closing, both as reflected on the Closing Date Balance Sheet, increased by the aggregate amount of the items reducing the Initial Purchase Price as set forth in Sections 2.7(a) (i), (ii), (iii) and (v) and the amount of any corporate state Tax liability solely attributable to a deemed asset sale arising by reason of any Code Section 338(h)(10) election made by Buyer and the Shareholders, to the extent the amount of such items is accrued and included on the Closing Date Balance Sheet.

(c) Notwithstanding anything else in this Agreement to the contrary, no Estimated Net Worth Adjustment or Actual Net Worth Adjustment (as described in Section 2.10(a) below), whether positive or negative, shall be made until and unless the amount of any such adjustment exceeds One Hundred Thousand dollars ($100,000) (the “Adjustment Deductible”). If any Estimated Net Worth Adjustment or any Actual Net Worth Adjustment shall exceed the Adjustment Deductible, then the adjustment shall be made only to the extent the adjustment exceeds the Adjustment Deductible. Further, notwithstanding anything contained herein to the contrary, any actual adjustments, whether positive or negative, made in excess of the Adjustment Deductible in connection with the Estimated Net Worth Adjustment or the Actual Net Worth Adjustment shall be limited, both individually and in the aggregate, to the amount of One Million Five Hundred Thousand dollars ($1,500,000).

Section 2.10 Post-Closing Adjustment Payments.

(a) Buyer, based on the Closing Date Balance Sheet, shall provide to the Shareholder Representative, within sixty (60) days after Closing, (i) a copy of the Closing Date Balance Sheet accompanied by the unqualified report of Company’s accountant as provided in Section 2.9(b), and (ii) a copy of Buyer’s independent accountants’ calculation of (A) the actual Closing Net Worth Adjustment, if any (the “Actual Net Worth Adjustment”); (B) the amount by which, if any, Closing Net Worth exceeds the Pro Forma Closing Net Worth and, in such case, the amount if any, by which a positive Estimated Net Worth Adjustment is less than a positive Actual Net Worth Adjustment or the amount, if any, by which a negative Estimated Net Worth Adjustment is greater than a negative Actual Net Worth Adjustment or the spread, if any, between a negative Estimated Net Worth Adjustment and a positive Actual Net Worth Adjustment (in each such case, a “Shareholder Net Worth Adjustment”); and (C) the amount by which, if any, Pro Forma Closing Net Worth exceeds Closing Net Worth and, in such case, the amount, if any, by which a positive Estimated Net Worth Adjustment is greater than a positive Actual Net Worth Adjustment or the amount, if any, by which a negative Estimated Net Worth adjustment is less than a negative Actual Net Worth adjustment or the spread, if any, between a positive Estimated Net Worth Adjustment and a negative Actual Net Worth Adjustment (in each such case, a “Buyer Net Worth Adjustment”) (such materials in item (ii) of this Section 2.10(a), the “Purchase Price Adjustment Notice”).

(b) Buyer, at the Shareholder Representative’s request, shall allow the Shareholder Representative and his or her representatives reasonable access at all reasonable times to the Surviving Corporation’s and Company’s accountants, personnel, properties, Books and Records, work papers, schedules and calculations directly relating to the Closing Date Balance Sheet, the Actual Net Worth Adjustment, Buyer Net Worth Adjustment, if any, and Shareholder Net Worth Adjustment, if any, for the purpose of reviewing the Purchase Price Adjustment Notice and the Closing Date Balance Sheet and confirming the accuracy of the preparation thereof. Any Buyer Net Worth Adjustment or Shareholder Net Worth Adjustment shall be paid within thirty (30) days of the Shareholder Representative’s receipt of the Purchase Price Adjustment Notice, except for any of the Buyer Net Worth Adjustment or the Shareholder Net Worth Adjustment, as the case may be, for which the Shareholder Representative has provided Buyer with a Shareholder Purchase Price Adjustment Objection Notice (as subsequently defined) in good faith. In the event that the Shareholder Representative provides such notice (“Shareholder Purchase Price Adjustment Objection Notice”) to Buyer no later than thirty (30) days after receipt of the Purchase Price Adjustment Notice that the Shareholders in good faith dispute Buyer’s independent accountants’ determination of the Actual Net Worth Adjustment, if any, the Buyer Net Worth Adjustment, if any, and/or the Shareholder Net Worth Adjustment, if any, determined in accordance with Section 2.10(a), the Shareholder Representative and Buyer shall then meet and negotiate in good faith to resolve such dispute, such negotiation to begin as soon as practicable (but in any case, no later than thirty (30) days) after Buyer’s receipt of the Shareholder Purchase Price Adjustment Objection Notice.

(c) In the event that Buyer and the Shareholder Representative are not able to resolve such dispute within thirty (30) days after the date on which Buyer receives the Shareholder Purchase Price Adjustment Objection Notice, then the Shareholder Representative and Buyer may refer the issues in dispute to a neutral, mutually acceptable independent accounting firm of national reputation with which no party hereto has had a preexisting relationship for resolution (the “Purchase Price Adjustment Referee”) and, immediately thereafter, shall provide notice of such referral to the other Merger Parties. If, within ten (10) days after the date on which Buyer received the Shareholder Purchase Price Adjustment Objection Notice, the parties are unable to agree on a neutral accounting firm to act as Purchase Price Adjustment Referee, (i) each party shall select a neutral accounting firm of national reputation and such firms together shall select the neutral accounting firm to act as the Purchase Price Adjustment Referee, and (ii) if any party does not select a neutral accounting firm within ten (10) days of written demand therefore by the other party, the independent neutral accounting firm selected by the other party shall act as the Purchase Price Adjustment Referee. The Purchase Price Adjustment Referee will only consider those items and amounts as to which Buyer and Shareholder Representative have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement. The Merger Parties shall submit their positions on the dispute to the Purchase Price Adjustment Referee within thirty (30) days after referral. The Purchase Price Adjustment Referee shall deliver to Buyer and Shareholder Representative, as promptly as practicable and in any event within thirty (30) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The Purchase Price Adjustment Referee shall select as a resolution the position of either Buyer or Shareholder Representative for each item of disagreement and may not impose an alternative resolution. The Purchase Price Adjustment Referee shall make its determination based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. The determination of the Purchase Price Adjustment Referee shall be final and binding upon Buyer and the Shareholders. The fees and expenses of the Purchase Price

Adjustment Referee shall be shared equally by Buyer and the Shareholders. Buyer and the Shareholder Representative shall direct the Purchase Price Adjustment Referee to promptly provide invoices of all such fees and expenses directly to the Shareholder Representative and Buyer. Any other costs incurred by either party including, but not limited to, experts, attorneys or financial advisors shall be at the sole cost of the party incurring such cost regardless of the determination.

(d) On the applicable date referred to in Section 2.10(b) (with regard to payments for which if there is no dispute) or within fifteen (15) Business Days after final determination in accordance with this Section 2.10, either (i) Buyer shall pay to the Shareholders their respective Pro Rata Interests of the amount of any Shareholder Net Worth Adjustment, or (ii) the Shareholders shall pay to Buyer the amount of any Buyer Net Worth Adjustment (in accordance with their respective Pro Rata Interests). Any such payment is hereinafter referred to as the “Purchase Price Adjustment Final Payment.” Any Buyer Net Worth Adjustment shall be paid first from the Escrow Account (with such payment being deducted from each Shareholder’s share of the Escrow Amount on a pro rata basis in accordance with his or her Pro Rata Interest) and, second, if the Escrow Amount is not sufficient to satisfy the Buyer Net Worth Adjustment, by the Shareholders personally (as a several obligation in proportion to the Shareholders’ Pro Rata Interests).

(e) Any Purchase Price Adjustment Final Payment shall be made by wire transfer of immediately available funds after its final determination in accordance with this Section 2.10 to account(s) specified by Buyer and the Shareholder Representative, as the case may be, to receive the Purchase Price Adjustment Final Payment; provided, however, that Buyer shall not be required to make any payment by wire transfer in an amount less than Five Hundred Thousand Dollars ($500,000) and may issue checks written against immediately available funds in lieu of wire transfer for such payments.

Section 2.11 Section 338(h)(10) Election.

(a) Each Shareholder shall join with Buyer in making an election under Section 338(h)(10) of the Code and, at the request of Buyer, any analogous provision of state or local law (each such election, a “Section 338 Election”) with respect to the purchase of the stock of the Company. On the Closing Date, the Company shall deliver to Buyer IRS Form 8023 (or any successor form(s) thereto) executed by each Shareholder.

(b) Buyer, the Company and the Shareholders agree that the Purchase Price and the Liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company in accordance with Code Sections 338 and 1060 and the regulations thereunder and the provisions set forth in Schedule 2.11(b) (attached hereto and made a part hereof) and Buyer, the Company and the Shareholders shall file all Tax Returns (including amended returns and claims for refund), IRS Form 8883 and any information reports in a manner consistent therewith.

(c) The Shareholders shall include their pro rata share of any income, gain, loss, deduction, or other tax item resulting from the Section 338 Election on their tax returns to the extent required by applicable law and Buyer shall pay to Shareholders such additional amounts as may be payable pursuant to the provisions of Schedule 2.11(b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

As a material inducement to the Buyer and Merger Sub to enter into this Agreement, except as specifically disclosed on the Company’s disclosure schedules with respect to this Article III (the “Company Disclosure Schedules”) delivered to Buyer and Merger Sub by the Company and the Shareholders concurrently herewith (each schedule of which qualifies only the representation in the correspondingly numbered or specifically cross-referenced Section of this Agreement, and together form a part of this Agreement), the Company and each of the Shareholders, jointly and severally, hereby represent and warrant to Buyer and Merger Sub as provided in this Article III (provided, however, each such representation and warranty as to a Shareholder is made by such Shareholder severally). Representations and warranties made herein are, as of the date hereof, and will be, as of the Closing Date, true, correct and complete.

Section 3.1 Organization and Good Standing; Subsidiaries.

The Company is a corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all requisite corporate power and authority to conduct its business as presently conducted, and as it is presently proposed to be conducted, and to own, lease and operate the assets and properties now owned, leased and operated by it. Except as set forth on Schedule 3.1, the Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is required. Except as set forth on Schedule 3.1, the Company has no parents or subsidiaries and owns no shares of any corporation and has no ownership or other investment interest, whether of record, beneficially, or equitably, directly or indirectly, in any association, partnership, joint venture or other legal entity or Person. Except as set forth on Schedule 3.1, the Company has no commitments to contribute to the capital of, make loans to, or share losses of, any Person.

Section 3.2 Authority; No Violation.

(a) This Agreement and the consummation of all of the transactions contemplated hereby, including the Merger, together with the agreements reflected in the Articles of Merger, have been duly authorized by the board of directors of the Company and by all requisite corporate action, and the Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, subject only to the approval by the Shareholders of the Company in accordance with Section 13.1-718 and Section 13.1-657 of the VSCA and the Company’s Articles of Incorporation. No corporate proceedings other than board of directors and Shareholder approval on the part of the Company is necessary to approve and authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. The board of directors of the Company has adopted, in compliance with the VSCA, a resolution approving and adopting this Agreement and the transactions contemplated hereby, and recommending approval and adoption of this Agreement, the Articles of Merger and the transactions contemplated hereby by the holders of record of the Company Common Stock. This Agreement has been duly executed and delivered by the Company, and when executed and delivered by Buyer and Merger Sub, assuming the enforceability of this Agreement upon Buyer and Merger Sub, will constitute valid and binding obligations of the Company enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

(b) Except for consents and approvals of, or filings or registrations with, the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and as disclosed in Schedule 3.2(b) (the “Required Consents”), the execution and delivery by the Company of this Agreement and the consummation and performance by the Company of the transactions contemplated hereby in the manner herein provided do not and will not (i) require the approval, consent or authorization of, or any filing with or notice to, any foreign, federal, state, local or other governmental agency or body or any other third party (which is not deemed to include the Shareholders of the Company), other than approvals, consents, authorizations, filings or notices which have been obtained, made or given, or (ii) conflict with, or result in an uncured or unwaived breach or violation of any term or provision of, constitute (or give rise to any right to declare) a default under, or cause the acceleration of any payments pursuant to, or otherwise cause any modification, termination, cancellation under or pursuant to, (A) the Company’s Articles of Incorporation or the Company’s Bylaws, (B) any indenture, contract, mortgage, deed of trust, lease, note or note agreement or any other agreement or instrument to which the Company is a party or by which the Company or any of its assets or properties is bound, including, without limitation Company Debt and Capital Lease Obligations, (C) any governmental license, franchise, permit or other authorization held by the Company, or (D) any law, judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or body applicable to the Company.

(c) The Shareholder Parties, who hold in aggregate eighty six percent (86%) of the voting shares of Company Common Stock, have each approved this Agreement and the Merger by executing this Agreement and by executing a written consent of Shareholders dated as of the date hereof, an executed copy of which is attached hereto as Schedule F. The approval of this Agreement and the Merger by the Shareholder Parties constitutes the requisite approval of the Shareholders and no other vote of the Shareholders shall be required with respect to approval of the matters contemplated hereby.

Section 3.3 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of 7,682,424 shares of Class A Common Stock, par value $.01 per share (the “Class A Stock”) and 6,062,913 shares of Class B Common Stock, par value $.01 per share (the “Class B Stock” and, together with the Class A Stock, the “Company Common Stock”) of which 7,532,424 shares of Class A Stock and 3,418,654 shares of Class B Stock are issued and are outstanding on the date hereof. All of such issued and outstanding shares of Company Common Stock are held beneficially and of record by the Shareholders as of the date hereof. All of the issued and outstanding shares of Company Common Stock have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable. Other than as set forth in the Company’s Articles of Incorporation and in the Company’s Amended and Restated Shareholders Agreement, dated April 8, 2004, as amended (the “Company’s Shareholders Agreement”), there are no outstanding arrangements, agreements, or commitments of any kind relating to the issuance, purchase, sale, redemption, repurchase, or transfer of the shares of Company Common Stock (other than this Agreement). Other than as set forth in the Company’s Articles of Incorporation and in the Company’s Shareholders Agreement, there are no outstanding arrangements, agreements, or commitments of any kind relating to the voting of the Company Common Stock. Except as set forth on Schedule 3.3(a), none of the shares of Company Common Stock was issued in violation of the Securities Act or any other law, rule or regulation. The Company does not own nor is it a party to any agreement pursuant to which it could acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

(b) Except as set forth on Schedule 3.3(b), or as otherwise disclosed in Section 3.3(c) hereof, there are no (i) securities of the Company reserved for issuance for any purpose, (ii) agreements pursuant to which registration rights in the securities of the Company have been granted, (iii) shareholders’ agreements, whether written or verbal, among any current or former shareholders of the Company or (iv) statutory or contractual preemptive rights, rights of first refusal or similar rights with respect to the capital stock of the Company.

(c) Schedule 3.3(c) sets forth the aggregate amount of cash to be paid on or before Closing to fully and completely terminate all Option Holder’s Convertible Options and any rights related thereto (the “Option Holder Cashout Amount”). The Company has provided to Buyer, as of May 3, 2005, a true, accurate and complete list of: all Option Holders, the number of shares represented by the Convertible Options held by each such Option Holder, the respective exercise prices thereof and the amount of cash to be paid on or before Closing to fully and completely terminate such Option Holder’s Convertible Options and any rights related thereto. As of the Closing Date, there shall be no Option Holders and no Convertible Options shall exist.

Section 3.4 Ownership of Company Common Stock.

The Company has provided to Buyer an accurate, true and complete list of Shareholders of Company Common stock and of the issued and outstanding shares of Company Common Stock that are owned beneficially and of record as of May 3, 2005 by such Shareholders. All such shares of Company Common Stock as set forth in such list provided to Buyer are free and clear of all Liens. Further, such list identifies any shares of Company Common Stock held by Shareholders that are “restricted shares” within the meaning of Code Section 83.

Section 3.5 Corporate Records.

The minute books of the Company (a) are current and contain correct and complete copies of the Company’s Articles of Incorporation and the Company’s Bylaws, including all amendments thereto and restatements thereof, and (b) accurately and adequately reflect all action previously taken by the shareholders, board of directors and committees of the board of directors of the Company. The stock record books of the Company are true, correct and complete, and accurately reflect all transactions effected in the capital stock of the Company through and including the date hereof.

Section 3.6 Tax Matters.

(a) The Company (and any predecessor of Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code throughout its existence and the Company will be an S corporation up to and including the Closing Date.

(b) The Company has duly and timely filed all Tax Returns required to be filed by the Company on or prior to the Closing Date and all such Tax Returns are accurate, correct and complete. The Company has paid in full all Taxes or has made adequate provision on the Closing Date Balance Sheet for the payment of all Taxes which have been incurred or are due or, to the Company’s Knowledge, claimed to be due from them by any taxing authorities. The provisions for Taxes currently payable on the Company Balance Sheet are at least equal, as of the date thereof, to all unpaid Taxes of the Company, whether or not disputed.

(c) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, Shareholder, or other third party.

(d) Except as set forth on Schedule 3.6(d), (i) the Tax Returns of the Company have been audited by the appropriate authorities or are closed by the applicable statutes of limitations for all taxable periods through December 31, 2000, and any Liabilities of the Company with respect thereto have been fully paid, finally settled or adequately provided for on the Company Balance Sheet, and (ii) there are no disputes pending in respect of, or claims asserted for, Taxes on the Company, nor are there any pending or, to the Company’s Knowledge, threatened, audits or investigations or outstanding matters under discussion with any taxing authorities with respect to the payment of Taxes by the Company, nor has the Company given or been requested by any taxing authority to give any waivers extending the statutory period of limitations applicable to any Tax Return for any Taxes of the Company.

(e) Except as set forth on Schedule 3.6(e), the Company has not (i) requested any extension of time within which to file any Tax Return for the Company, which Tax Return has not since been filed, or (ii) executed any power of attorney, which is currently in effect, with respect to any matter relating to Taxes of the Company.

(f) Neither the Company nor any Shareholders have received any notice of deficiency or assessment from any taxing authority with respect to Liabilities for Taxes of the Company that have not been fully paid or finally settled. Nor has any taxing authority in a jurisdiction where the Company does not file Tax Returns claimed that the Company may be subject to tax in that jurisdiction.

(g) The Company, with regard to any property or assets held or acquired by it at any time, has not filed a consent pursuant to Section 341(f) of the Code.

(h) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

(i) The Company has not agreed to make, nor is it required to make any adjustment pursuant to Sections 481(a) or 263A of the Code (or similar provisions of other law) by reason of a change in accounting method, including any adjustment that may be required by reason of the transactions contemplated by this Agreement. The Company has not taken action that is not in accordance with past practice that could defer a Liability for Taxes of the Company from any taxable period ending on or before the Closing Date to any taxable period ending after such date.

(j) There are no Liens with respect to Taxes (except for Liens for Taxes not yet delinquent) upon any of the properties or assets, personal or mixed, tangible or intangible, of the Company.

(k) Except as set forth on Schedule 3.6(k), the Company is not a party to or bound by any agreement providing for the indemnification, allocation or sharing of Taxes.

(l) Except as set forth on Schedule 3.6(l), the Company has no Liability for the Taxes of any Person (other than the Company) (i) under Treasury Regulations Section 1.1502-6 of the income tax regulations (or any similar provision of State, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(m) The Company is not party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with the Agreement or any change of control of the Company, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(n) The Company is not party to or bound by any closing agreement or offer in compromise with any taxing authority.

(o) Schedule 3.6(o) discloses any foreign jurisdictions in which the Company is subject to Tax.

(p) Except as set forth on Schedule 3.1, the Company is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

(q) Except as set forth on Schedule 3.6(q), in the twenty-four (24) months preceding the date of this Agreement, the Company has not: (i) made any distributions, redemptions or other payments in respect of its securities other than regular and normal distributions consistent with the Company’s past practice and in accordance with the Company’s Certificate of Incorporation; or (ii) disposed of any of its assets other than in the ordinary course or business.

(r) Except as set forth on Schedule 3.6(r), the Company has no potential Liability for any Tax under Section 1374 of the Code. In the past ten (10) years, the Company has not (A) acquired assets from another corporation in a transaction in which Target’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

Section 3.7 Employee Benefit Plans.

(a) Schedule 3.7(a) lists all existing Benefit Plans. Except as set forth on Schedule 3.7(a), the Company has no formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan, to modify or change any existing Benefit Plan or to terminate any existing Benefit Plan that would affect any current employee, director or consultant, or former employee, director or consultant, of the Company. There are no oral Benefit Plans to which the Company is a party.

(b) The Company has delivered or made available the following documents to Buyer with respect to each Benefit Plan, where applicable: correct and complete copies of the plan documents (including all amendments thereto); the most recent summary plan description or other plan description and all modifications and updates thereto; the most recent IRS determination letter or opinion letter if the Benefit Plan is intended to be qualified under the Code, if any, and all notices that were given by the IRS or the Department of Labor to a Benefit Plan; the two most recent Form 5500 Annual Reports filed with the IRS, actuarial reports, if any, and related financial statements, if any; and all related trust agreements, group annuity contract, other insurance contracts and other funding agreements, if any related to each Benefit Plan.

(c) Except as set forth in Schedule 3.7(c), each Benefit Plan has been maintained, operated and administered in accordance with its terms and all applicable Laws. Except as set forth in Schedule 3.7(c), all required reports and descriptions have been filed or distributed timely with respect to each Benefit Plan. The requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and of sections 4980B and 4980D of the Code have been met in all material respects with respect to each Benefit Plan that is a Welfare Plan.

(d) Each Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination is evidenced by a determination letter. Likewise, each trust created thereunder intended to be exempt from federal income tax under Section 501(a) of the Code is so exempt and is evidenced by a determination letter. No amendment has been made to such Benefit Plan or the trust created thereunder since the date of the Benefit Plan’s most recent determination letter in any respect that would adversely affect the qualification of the Benefit Plan, the exemption of the trust or result in an increase in its costs. Each Benefit Plan intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects.

(e) Except as set forth on Schedule 3.7(e), the Company has no ERISA Affiliates.

(f) Neither the Company nor any ERISA Affiliate maintains or has ever maintained a retirement plan subject to Title IV of ERISA or Section 412 of the Code.

(g) Neither the Company nor any ERISA Affiliate has ever maintained, contributed to or otherwise had any obligation with respect to any “Multiemployer Plan” as defined in Section 3(37) of ERISA.

(h) Except as set forth on Schedule 3.7(h): (i) the Company does not have any commitment, intention or understanding to create, terminate or adopt any Benefit Plan that would result in any additional Liability to the Company or the Buyer or any of the Buyer’s subsidiaries; and (ii) since the beginning of the current fiscal year of the Company, no event has occurred and no condition or circumstance has existed that reasonably would be expected to result in an increase in the benefits under or the expense of maintaining a Benefit Plan from the level of benefits or expense incurred for the most recently completed fiscal year of the Company.

(i) There are no suits, actions, disputes, arbitrations, claims, arbitrations, administrative or other proceedings pending or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted against the Company, any Benefit Plan or the assets thereof, with respect to any Benefit Plan (other than routine claims for benefits); there are no investigations or audits of any Benefit Plan by any Governmental Entity currently pending or, to the Knowledge of the Company, threatened; and there have been no such investigations or audits that have been concluded that resulted in any Liability of the Company that has not been fully discharged. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Benefit Plan or any fiduciary thereof (other than rules of general applicability).

(j) Except as set forth on Schedule 3.7(j), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in, or is a precondition to, (i) any employee, director or consultant of the Company becoming entitled to deferred compensation, bonus, severance pay or any similar payment, (ii) the acceleration of the time of payment or vesting, or an increase in the amount of, any compensation due to any employee, former employee, director or consultant of the Company, whether or not such payment would be an “excess parachute payment” (within the meaning of Section 280G of the Code), (iii) the renewal or extension of the term of any agreement regarding the compensation of any employee, former employee, director or consultant of the Company. The Company is not obligated to pay and does not owe any additional salary, deferred compensation, bonus, severance or similar payments to any Company employee, other than salary or compensation payable in the ordinary course of business consistent with past practices or as set forth in Schedule 2.7(a).

(k) The Company is not required to maintain or contribute to any Benefit Plan by the law or applicable custom or rule of any jurisdiction outside of the United States.

(l) All contributions required to be made under the terms of any Benefit Plan as of the date of this Agreement have been timely made or, if not yet due, will be properly accrued.

(m) Buyer and the Company, as applicable, may terminate any Benefit Plan maintained by the Company or may cease contributions to any such Benefit Plan without incurring any Liability other than (i) a benefit liability accrued in accordance with the terms of such Benefit Plan immediately prior to such termination or ceasing of contributions; or (ii) any expenses attendant to the termination of such Benefit Plan.

Section 3.8 Broker’s or Finder’s Fees.

The Company is not party to any agreement with any agent, broker, investment banker or other Person, or in any way obligated to any agent, broker, investment banker or other Person, for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement or any of the transactions contemplated herein, including any agent, broker, investment banker or other Person who would have a valid claim for a fee or commission from Buyer or Merger Sub.

Section 3.9 Financial Statements.

The balance sheet of the Company as of December 31, 2004, the related statements of income, changes in shareholders’ equity, and cash flows for the 12-month period then ended, including in each case, the notes thereto, audited by Aronson & Company, independent certified public accountants (collectively, the “Company Financial Statements”), correct and complete copies of all of which have been delivered by the Company to the Buyer, (i) are complete in all material respects, (ii) are in accordance with the Books and Records of the Company, (iii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, and (iv) fairly and accurately present the financial position of the Company as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended.

Section 3.10 Accounts Receivable.

All accounts receivable reflected on the Company Balance Sheet, and all accounts receivable arising subsequent to the Company Balance Sheet Date including those reflected on the Company Balance Sheet; (a) represent bona fide claims of the Company against debtors for services performed; (b) have arisen only in the ordinary course of business, consistent with past practice; (c) are legal, valid and binding obligations of the respective debtors; and (d) are not subject to any defenses, set-offs or counterclaims and are fully collectable within ten (10) months, consistent with past practices, without cost in collection efforts thereof.

Section 3.11 Absence of Undisclosed Liabilities.

Except as set forth in the Company Disclosure Schedules, to the Company’s Knowledge, the Company has no material Liabilities or obligations, of any nature, either individually or in the aggregate, whether accrued, absolute, contingent or otherwise, whether matured or non-matured and whether due or to become due, except those Liabilities, contingencies or obligations:

(a) reflected or specifically reserved against in the Company Balance Sheet; or

(b) incurred thereafter in the ordinary course of business and consistent with past practices and that are not material in amount, either individually or in the aggregate.

Section 3.12 Existing Condition.

Except as set forth on Schedule 3.12, since the Company Balance Sheet Date, the business of the Company has been conducted in the ordinary course consistent with past practice and the Company has not:

(a) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its securities or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its securities;

(b) incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any Lien other than Permitted Liens or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities;

(c) sold, assigned or transferred any of its assets or properties, except in the ordinary course of business consistent with past practice;

(d) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected to any Lien, any of its material assets or properties, other than Liens, if any, for current Taxes not yet due and payable or other Permitted Liens;

(e) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any debts or claims held by it, other than in the ordinary course of business consistent with past practice, or waived any rights of material value;

(f) suffered any damage, destruction or loss, whether or not covered by insurance, (i) that could be reasonably expected to have a Material Adverse Effect on the Company or (ii) of any item carried on its books of account at more than Twenty-Five Thousand dollars ($25,000);

(g) suffered any repeated, recurring or prolonged shortage, cessation or interruption of material supplies or utility services required to conduct its Business and operations;

(h) received notice of or had Knowledge of any actual or threatened labor dispute or trouble, labor organizing effort, strike, or work stoppage;

(i) made any capital expenditure or capital addition or betterment except in the ordinary course of business consistent with past practice;

(j) except in the ordinary course of business consistent with past practice, (i) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its Shareholders, directors, officers or employees, (ii) made any increase in, or any addition to, other benefits to which any of its Shareholders, directors, officers or employees may be entitled, (iii) granted any severance or termination pay to any of its Shareholders, directors, officers or employees, or (iv) entered into any employment, deferred compensation or other similar agreement with (or any amendment to any such existing agreement) any of its Shareholders, directors, officers or employees;

(k) changed any of the accounting principles followed by it or the methods of applying such principles except as required by changes in applicable laws or regulations;

(l) entered into any transaction that creates an obligation that will continue to bind the Company after the Effective Time other than as contemplated by this Agreement or in the ordinary course of business consistent with past practice;

(m) issued, or entered into an agreement with an obligation to issue, equity securities of the Company;

(n) failed to use all commercially reasonable efforts to (i) carry on its business in substantially the same manner as it has heretofore been carried on; (ii) maintain its properties and facilities, including those held under Leases, in good working order and condition, ordinary wear and tear excepted; (iii) perform all of its obligations under agreements relating to or affecting its assets, properties or rights, or operate, manage or maintain its leased premises in the usual and customary manner for similar properties, or (iv) keep in full force and effect all insurance policies in effect as of the Company Balance Sheet Date;

(o) introduced any new method of management or operation;

(p) committed a breach of any contract, indenture, mortgage, deed of trust, lease, note or note agreement or any other agreement or instrument, permit, license or other right of the Company;

(q) made any Tax election other than in the ordinary course of business and consistent with past practice, changed any Tax election, adopted any Tax accounting method other than in the ordinary course of business and consistent with past practice, changed any Tax accounting method, filed any Tax Return (other than any estimated Tax Returns, payroll Tax Returns, sales Tax Returns or property Tax Returns) or any amendment to a Tax Return, entered into any closing agreement, settled any Tax claim or assessment or consented to any Tax claim or assessment;

(r) authorized, committed or agreed to take any of the actions described in subsections (a) through (q) of this Section 3.12, except as otherwise permitted by this Agreement; or

(s) experienced any event or condition that has had, or could be expected to have, a Material Adverse Effect.

Section 3.13 Title to Properties; Leasehold Interests.

(a) The Company does not own any Real Property. Schedule 3.13(a) sets forth a true and complete list of all real property leased by the Company and all leases related thereto (the “Leases”).

(b) The Company has good, valid and marketable title to all the properties and assets which it purports to own (as set forth on the Company Balance Sheet) and all of these properties and assets are held free and clear of all Liens except for Permitted Liens, liens set forth on Schedule 3.13(b), and liens which arose in the ordinary course of business and do not materially impact the Company’s ownership or use of such properties or assets. Further, the Company has good and marketable title to all assets set forth on the Company Balance Sheet, except for such assets as have been spent, sold or transferred in the ordinary course of business since the date thereof.

Section 3.14 Litigation.

The Company has not received notice of any, and to the Company’s Knowledge there exists no, action, suit, claim, mediation, arbitration, litigation, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority pending or, to the Company’s Knowledge, threatened against the Company or its assets, properties or business, or the transactions contemplated by this Agreement. The Company is not a party to or expressly named as subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority. Except as set forth on Schedule 3.14, the Company has no obligation to indemnify any third party for defense, settlement, and/or judgment costs incurred by such third party, other than contracts entered into in the ordinary course of business.

Section 3.15 Compliance with Law.

Except as set forth on Schedule 3.15, to the Company’s Knowledge, the Company has complied with each, and is not in violation of any applicable law, ordinance or governmental rule or regulation to which it or its Business, operations, assets or properties are subject, and has not failed to obtain or to adhere to the requirements of any material license, permit or authorization necessary to the ownership of its assets and properties or to the conduct of its Business. The Company has not received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any Law.

Section 3.16 Insurance.

Schedule 3.16 contains a true, complete and correct list of all policies or binders of insurance held as of the date hereof by or on behalf of the Company relating to its Businesses or any of its assets or properties (specifying the insurer, the insured(s), the premiums, the type of insurance, the policy expiration dates, the deductibles, the loss retention amounts and any pending claims thereunder). Each of the policies and binders listed in Schedule 3.16 is in full force. The Company has not submitted any claims under any such insurance policy for which coverage has been denied in whole or in part. The Company has not received any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

Section 3.17 Contracts and Commitments.

(a) Except as listed and described in Schedule 3.7, Schedule 3.13, Schedule 3.17 or Schedule 3.22 and except as will be terminated upon Closing or as are terminable on less than ninety (90) days’ notice without penalty, the Company is not a party to any written or oral:

(i)	agreement, contract or commitment with any present or former Shareholder, director, officer, employee or consultant or for the employment of any person, including any consultant, involving in any one case Fifty Thousand dollars ($50,000) or more;

(ii)	agreement, contract, commitment or arrangement with any labor union or other representative of the Company’s employees;

(iii)	agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving in any one case Fifty Thousand dollars ($50,000) or more;

(iv)	agreement, contract or commitment to sell or supply products or to perform services, involving in any one case Fifty Thousand dollars ($50,000) or more;

(v)	agreement, contract or commitment not otherwise listed on the Company’s Schedules delivered to Buyer and Merger Sub in connection with this Article III and continuing over a period of more than one year from the date hereof or exceeding Fifty Thousand dollars ($50,000) in value;

(vi)	representative or sales agency agreement, contract or commitment;

(vii)	Real Property or personal property lease providing for a lease payment in excess of Fifty Thousand dollars ($50,000) per year under which the Company is either the lessor or lessee;

(viii)	note, debenture, bond, conditional sale or equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money (including loans to or from officers, directors, Shareholders, or any members of their immediate families), agreement or arrangement for a line of credit, or guarantee, pledge or undertaking of the indebtedness of any other person;

(ix)	agreement, contract or commitment for any charitable or political contribution;

(x)	agreement, contract, or commitment for any capital expenditure in excess of Fifty Thousand dollars ($50,000);

(xi)	agreement, contract or commitment limiting or restraining the Company from engaging or competing in any lines of business with any person; or

(xii)	an agreement that would have a Material Adverse Effect and is not otherwise described above.

(b) Each of the agreements, contracts, commitments, leases and other instruments, documents and undertakings listed on Schedule 3.7, Schedule 3.13 or Schedule 3.17 (a “Listed Contract”) is valid and enforceable in accordance with its terms. The Company is not in violation or breach of or default under any Listed Contract. To the Company’s Knowledge, no party other than the Company is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in a Listed Contract. Except as set forth on Schedule 3.17, the Company is not aware of any intent by any party to any Listed Contract to terminate or amend the terms thereof or to refuse to renew any such Listed Contract upon the expiration of its term. Except for the Required Consents and those Listed Contracts denoted with an asterisk (*) and set forth on Schedule 3.17, no Listed Contract requires the consent of any other contracting party to prevent a breach of, or default under, or a termination, change in terms or conditions or modification of, any Listed Contract as a result of the consummation of the transactions contemplated hereby.

Section 3.18 Environmental Matters.

(a) To the Knowledge of the Company, the Company is, and at all times has been, in compliance, in all material respects, with all applicable Environmental Laws in respect of the Business.

(b) To the Knowledge of the Company, the Company has obtained, possesses, and is in full compliance with all permits, licenses, reviews, certifications, approvals, registrations, consents, and any other authorizations required under any Environmental Laws.

(c) To the Knowledge of the Company, the Company has never discharged, emitted, spilled, released, disposed of, abandoned or placed Hazardous Materials, in any amount, at, on or under any Real Property occupied or used by the Company that could reasonably be expected to give rise to Liability to the Company in excess of Ten Thousand dollars ($10,000).

(d) To the Knowledge of the Company, the Company has never committed a violation of any Environmental Law. The Company has no Knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any Real Property occupied by the Company, which may have occurred prior to the Company’s occupation and/or use of such Real Property.

Section 3.19 Intellectual Property.

(a) The Company owns, or possesses valid written licenses to use, all Intellectual Property that is used in the Business of the Company and that is necessary for the conduct of its Business.

(b) Schedule 3.19(b) lists all of the Intellectual Property owned by the Company that is necessary for the operation of the Business as currently conducted and that has been registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entities as are indicated in Schedule 3.19(b) (“Company Intellectual Property”). Unless otherwise indicated in such Schedule 3.19(b) and except as provided for in those clauses of the Company’s individual Government Contracts that allocate rights to technical data, computer software and patents between the Company and a Governmental Entity, the Company owns the entire right, title and interest in and to the Company Intellectual Property (including the exclusive right to use and license the same), free and clear of any and all liens, encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature. No current or former officer, director or employee of the Company has any right, license, claim or interest whatsoever in or with respect to any of the Company Intellectual Property and to the Company’s Knowledge, no Person is infringing upon any of the Company Intellectual Property.

(c) There is no pending or threatened, claim or notice (whether written, oral or otherwise) against the Company asserting that any Company Intellectual Property or Intellectual Property owned by third parties that is licensed to the Company (“Licensed Intellectual Property”), or the Company’s use thereof, infringes or violates the rights of third parties or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto, nor to the knowledge of the Company is there a reasonable basis for any claim that the Company does not so own or have proper license to make use of the Licensed Intellectual Property.

(d) Schedule 3.19(d) sets forth a complete and accurate list of all agreements granting to the Company any material right under or with respect to any Licensed Intellectual Property other than standard desktop software applications used generally in the Company’s operations and that are subject to a license fee of no more than $10,000 pursuant to “shrink wrap” or “click through” licenses (collectively, the “Inbound License Agreements”), indicating for each the title and the parties thereto. Schedule 3.19(d) also sets forth a complete and accurate list of the amount of any future royalty, license fee or other payments that may become payable by the Company under each such Inbound License Agreements by reason of the use or exploitation of the Licensed Intellectual Property licensed thereunder. Except as otherwise set forth on Schedule 3.19(d), the rights licensed under each Inbound License Agreement shall be exercisable by the Company on and after the Closing Date to the same extent as by the Company prior to the Closing Date. No loss or expiration of any material Intellectual Property licensed to the Company under any Inbound License Agreement is pending or reasonably foreseeable, except in accordance with the terms thereof. Except as set forth in Schedule 3.19(d), no licensor under any Inbound License Agreement has any ownership or exclusive license rights in or with respect to any improvements made by the Company to the Intellectual Property licensed thereunder. Schedule 3.19(d) sets forth a complete and accurate list of all license agreements under which the Company grants any rights under any Intellectual Property, excluding the terms of use applicable to users of any of the websites of the Company.

(e) The Company has taken all reasonable steps in accordance with standard industry practices to protect their respective rights in the Intellectual Property owned or purported to be owned by the Company and maintains the confidentiality of all of the trade secrets of the Company. Without limiting the foregoing, the Company has and does enforce a policy requiring each of the employees, consultants and contractors to enter into proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms (which have previously been provided to Buyer) and all current and former employees, consultants and contractors of the Company have executed such an agreement. Except as may be set forth in Schedule 3.19(e), the Company has not disclosed, nor is the Company under any contractual or other obligation to disclose, to another person any of its trade secrets, except on a “need to know” basis and pursuant to an enforceable confidentiality agreement or undertaking, and no person has materially breached any such agreement or undertaking.

Section 3.20 No Third Party Options.

There are no existing agreements, options, commitments or rights with, to or in any person to acquire any of the Company’s assets or properties or any interest therein, except for this Agreement and those contracts entered into in the ordinary course of business consistent with past practice for the sale of the Company’s products or services.

Section 3.21 Governmental Authorizations.

The governmental consents, if any, listed on Schedule 3.2 and Schedule 3.22(w) include all Authorizations necessary for the conduct of the Business of the Company as of the date hereof, and each such Authorization is in full force and effect.

Section 3.22 Government Contract Regulatory Matters.

(a) Government Contracts and Bids. Schedule 3.22(a) lists all: (i) Government Contracts the period of performance of which has not yet expired or terminated and for which final payment has not yet been received and there is a reasonable likelihood of payment or financial liability greater than Fifty Thousand dollars ($50,000) thereunder (the “Current Government Contracts”); (ii) quotations, bids and proposals for awards of new Government Contracts made by the Company for which no award has been made and for which the Company believes there is a reasonable prospect that such an award to the Company may yet be made (the “Government Contract Bids”); and (iii) Government Contracts pursuant to which the Company is currently or is reasonably likely to experience cost, schedule, technical or quality problems that could result in claims against the Company (or its successors in interest) in the amount of Fifty Thousand dollars ($50,000) or more by a Governmental Entity, a prime contractor or a higher-tier subcontractor. With respect to each Current Government Contract, Schedule 3.22(a) accurately lists (A) the contract number; (B) the award date and (C) the performance period, if any. Attached to Schedule 3.22(a) is the “contract data sheet” for each current Government Contract listed on such Schedule 3.22(a). With respect to each such Government Contract Bid, Schedule 3.22(a) accurately lists: (A) the request for proposal (RFP) number or, if such Government Contract Bid is for a task order under a prime contract, the applicable prime contract number, (B) the date of proposal submission; (C) the expected award date, if known; and (D) the estimated period of performance. The Company has made available to Buyer true and complete copies of all Current Government Contracts and of all Government Contract Bids, including any and all amendments and other modifications thereto and has provided access to Buyer to true and correct copies of all documentation related thereto requested by Buyer to the extent such delivery is permitted under applicable Law and any applicable confidentiality or security or other applicable restrictions. To the Company’s Knowledge, except as described in Schedule 3.22(a), all of the Current Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect. Except as set forth in Schedule 3.22(a), the Current Government Contracts (or, where applicable, the prime Government Contracts under which the Current Government Contracts were awarded) are not currently the subject of bid or award protest proceedings, and, to the Company’s Knowledge, no such Current Government Contracts (or, where applicable, the prime Government Contracts under which the Current Government Contracts were awarded) are reasonably likely to become the subject of bid or award protest proceedings and no Person has notified the Company that any Governmental Entity, prime contractor or higher-tier subcontractor under a Government Contract intends to seek the Company’s agreement to lower rates under any of the Government Contracts or Government Contract Bids, including but not limited to any task order under any Government Contract Bids.

(b) Compliance with Contract Requirements. (i) To the Company’s Knowledge, the Company has fully complied with all terms and conditions of each Government Contract and Government Contract Bid to which it is a party, and has performed in all material respects all obligations required to be performed by it thereunder; (ii) the Company has complied in all material respects with all statutory and regulatory requirements, including without limitation the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Current Government Contracts and the Government Contract Bids; and (iii) to the Company’s Knowledge, the representations, certifications and warranties made by the Company with respect to the Government Contracts or Government Contract Bids were accurate as of their effective dates and the Company has fully complied with all such certifications. Except as set forth in Schedule 3.22(b), to the Company’s Knowledge, the Company has not received a substantially adverse or negative government past performance evaluation or rating for the past five (5) years that could be reasonably expected to adversely affect the evaluation by the Governmental Entity or other potential customer of the Company’s bids or proposals for future Government Contracts.

(c) Notice of Non-Compliance. With respect to the Current Government Contracts, no Governmental Entity, prime contractor or higher-tier subcontractor under a Government Contract or any other person has notified the Company in writing of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification that remains unresolved for more than fifteen (15) days or could be reasonably expected to adversely affect payments under Current Government Contracts or adversely affect the award of Government Contracts to the Company in the future.

(d) No Preferential Status Awards. None of Company’s Current Government Contracts or Government Contract Bids are premised upon Company’s small business status, small disadvantaged business status, protégé status, or other preferential status, nor, to the Knowledge of the Company, did any Governmental Entity, prime contractor or higher-tier subcontractor under a Government Contract rely upon Company’s small business status, small disadvantaged business status, protégé status, or other preferential status in evaluating any of

Company’s quotations, bids, or proposals, or in making award of any Government Contract to Company. Each representation and/or certification made by Company within the last five (5) years that it was a small business concern and/or was qualified for other preferential status in each of its Government Contracts and Government Contract Bids was current and accurate as of its effective date.

(e) Charge Codes. Schedule 3.22(e) lists the Company’s current project charge codes, and with respect to each such charge code, Schedule 3.22(e) accurately lists: (A) the customer’s contract number corresponding to the charge code; (B) the customer’s order number; (C) the Company’s internal project charge code number; (D) the corresponding project name; (F) the end date; (G) inception to December 31, 2004 funding; (H) inception to December 31, 2004 revenue received, and (I) payments due as of thirty (30) days or more prior to the date of this Agreement for work previously performed and billed. Schedule 3.22(e) also indicates the basis for billing with respect to the charge codes that represent fixed price task orders.

(f) False Claims, Defective Pricing and Requests for Pricing Reductions. The Company has taken no action and is not party to any litigation that could reasonably be expected to give rise to (i) liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act, or (iii) any other request for a reduction in the price of any Government Contracts other than occasional, ordinary and customary requests for additional pricing concessions unrelated to any claim or assertion by the customer of any violation of statute, regulation, or contract terms.

(g) Termination for Default or Convenience. (i) The Company has not received any written show cause, cure, deficiency, default or similar notice relating to the Current Government Contracts; (ii) no termination for default, cure notice or show cause notice has been issued or threatened and remains unresolved with respect to any Government Contract or Government Contract Bid, and no event, condition or omission has occurred or exists that would constitute grounds for such action; (iii) no past performance evaluation received by the Company with respect to any such Government Contract has set forth a default or other failure to perform thereunder or termination or default thereof; (iv) there has not been any material withholding or setoff; (v) all invoices and claims (including requests for progress payments and provisional costs payments) submitted under each Government Contract complied in all material respects, as of their submission date, with the requirements of the Government Contract under which they were submitted; and (vi) none of the execution, delivery or performance of this Agreement and the Articles of Merger does or will conflict with or result in a breach of or default under any Government Contract. The Company has not received any written or oral notice terminating any of the Current Government Contracts for convenience or indicating an intent to terminate any of the Current Government Contracts for convenience.

(h) Disputes and Claims. The Company has not received any written notice of any outstanding claims or contract disputes to which Company is a party (i) relating to the Government Contracts or Government Contract Bids and involving either a Governmental Entity, any prime contractor, any higher-tier subcontractor, vendor or any third party; or (ii) relating to the Government Contracts under the Contract Disputes Act or any other federal statute.

(i) Suspension and Debarment. Neither the Company, any Company Affiliate, any Shareholder nor any of Company’s respective managers, directors, officers or employees in connection with the performance of the duties for or on behalf of Company or a Company Affiliate has been debarred, suspended, proposed for suspension or debarment from bidding on any Government Contract, declared nonresponsible or ineligible, or otherwise excluded from participation in the award of any Government Contract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Non-procurement Programs. Within the last four (4) years, no debarment, suspension or exclusion proceeding has been initiated against Company, any Company Affiliate or any of their respective directors, officers or employees in connection with the performance of the duties for or on behalf of Company or any Company Affiliate. To the Company’s knowledge, no circumstances exist that would reasonably warrant the institution of suspension or debarment proceedings against Company, any Company Affiliate or any of their respective managers, directors, officers or employees in connection with the performance of the duties for or on behalf of Company or any Company Affiliate.

(j) Responsibility Determinations. No negative determination of responsibility has been issued against the Company by any Governmental Entity within the past five (5) years with respect to any quotation, bid or proposal for a Government Contract.

(k) Audits, Investigations and Enforcement Actions. Except as described in Schedule 3.22(k) of the Company’s Disclosure Schedule, to the Company’s Knowledge (i) within the past five (5) years, the Company has not undergone and is not currently undergoing any audit, review, inspection, investigation, survey or examination of records by any Governmental Entity relating to any Government Contracts, (ii) the Company has not received written notice of, and Company has not undergone any investigation or review by any Governmental Entity relating to any Government Contract; (iii) no such audit, review, inspection, investigation, survey or examination of records is threatened or pending; (iv) the Company has not received any official notice that it is or was being specifically audited or investigated by the General Accounting Office, the Defense Contract Audit Agency of the United States Government (the “DCAA”), any state or federal agency Inspector General, the contracting officer with respect to any Government Contract, or the Department of Justice (including any United States Attorney); and (v) Company has not received any written notice or otherwise become aware that any audit, review, inspection, investigation, survey or examination of records described in Schedule 3.22(k), has revealed any fact, occurrence or practice which could reasonably be expected to adversely effect the Company.

(l) Internal Investigations. Except as set forth on Schedule 3.22(l), the Company has not conducted any internal investigation or audit in connection with which the Company has used any legal counsel, auditor, accountant or investigator; and (ii) the Company has not made any disclosure to any Governmental Entity or other customer or prime contractor or higher-tier subcontractor related to any suspected, alleged or possible violation of a contract requirement, any apparent or alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Contract Bid, or any violation of Law or regulation.

(m) Organizational Conflicts of Interest. To the Company’s Knowledge, except as described in Schedule 3.22(m), the Company performs no activities under Current

Government Contracts, and has no other relationships with any other person or entity, that could result in an “organizational conflict of interest” as defined in Subpart 9.5 of the Federal Acquisition Regulation and agency supplements thereto.

(n) No Violations. Except as set forth in Schedule 3.22(n), neither the Company nor any Company Affiliate been charged with, or received or been advised in writing of any charge, investigation, claim or assertion of, nor has Company or any Company Affiliate, or any of their respective directors, officers or employees in their capacities, as such been subject to any criminal indictment or information, lawsuit, subpoena, civil investigative demand, discovery request, administrative proceeding, voluntary disclosure, claim, dispute, mediation or arbitration with regard to, nor has the Company, to its Knowledge, been engaged in, any material violation of any requirement pertaining to a Current Government Contract or Government Contract Bid, including material violations of any statutory or regulatory requirements or violations of any Laws relating thereto.

(o) No Litigation. The Company has not taken any action and is not a party to any litigation that could reasonably be expected to give rise to (i) liability under the False Claims Act; (ii) a claim for price adjustment under the Truth in Negotiations Act; or (iii) any other request for a reduction in the price of any Government Contract, including but not limited to claims based on actual or alleged defective pricing. To the Company’s Knowledge, there exists no reasonable basis for a claim of any liability of Company by any Governmental Entity as a result of defective cost and pricing data submitted to any Governmental Entity. Company is not participating in any pending claim and Company is unaware of any potential claim under the Contract Disputes Act against the United States Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Contract Bid.

(p) DCAA-Approved Rates. All indirect and Indirect Cost rates are being billed consistent with any applicable DCAA-approved rates or provisional rate agreements. The Company is not subject to any “forward pricing” rates or similar agreements.

(q) National Security Obligations. Company is in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.

(r) No Events or Omissions. To the Company’s Knowledge, there are no events or omissions that would reasonably be expected to result in (i) a claim against Company by a Governmental Entity or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Contract Bid; or (ii) a dispute between Company and a Governmental Entity or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Contract Bid.

(s) Losses and Cost Overruns; No Improper Payments. No Current Government Contract has incurred or currently projects losses or cost overruns in an amount exceeding Fifty Thousand dollars ($50,000). No payment has been made by Company or by a

Person acting on Company’s behalf, to any Person (other than to any bona fide employee or agent of Company, as defined in subpart 3.4 of the Federal Acquisition Regulation) which is or was improperly contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Laws.

(t) No Assignment of Contracts. Except as set forth on Schedule 3.22(t) of the Company’s Disclosure Schedule, the Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any account receivable relating thereto, whether a security interest or otherwise.

(u) No Loaned Property. Except as set forth on Schedule 3.22(u), No personal property, equipment or fixtures are loaned, bailed or otherwise furnished to the Company by or on behalf of the United States Government.

(v) No Claims Under Warranties and Guarantees. Company certifies that (i) no written claims, or claims threatened in writing, have been received by the Company with respect to express warranties and guarantees contained in Government Contracts on products or services provided by the Company; (ii) no such claims have been made against Company in the past five (5) years; (iii) no amendment has been made to any written warranty or guarantee contained in any Government Contract that would reasonably be expected to result in an adverse effect on the Company; and (iv) the Company has not taken any action which would reasonably be expected to give any Person a right to make a claim under any written warranty or guarantee contained in any Government Contract.

(w) Facility Security Clearances. Except to the extent prohibited by applicable Law, Schedule 3.22(w) of the Company’s Disclosure Schedule sets forth all facility security clearances held by Company.

(x) No Violation of Revolving Door and Similar Restrictions. To the Company’s Knowledge, neither the Company nor any of the employees, officers or agents of Company have violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a state, local or federal government (regardless of the branch of government), including (not limited to) the so-called “revolving door” restrictions set forth at 18 U.S.C. § 207.

(y) Costs Allowable. All costs (both Direct Costs and Indirect Costs) to be billed to the Company prior to the Closing Date pursuant to any existing subcontract agreements shall be allowable in accordance with Federal Acquisition Regulation 31.201-2, if applicable, to the corresponding Company contract to which the subcontract has been issued. No Direct Costs and/or Indirect Costs incurred by the Company or billed to the Company by a subcontractor prior to the Closing Date shall be disallowed by the United States. All Company costs (both Direct Costs and/or Indirect Costs) that have been incurred by the Company or billed to the Company by a subcontractor prior to the Closing Date in connection with a Government Contract prior to Closing shall be allowable in accordance with Federal Acquisition Regulation 31.201-2, to the extent applicable.

Section 3.23 Condition and Sufficiency of Assets.

The property and equipment of the Company are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such property or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The property and equipment of the Company are sufficient for the continued conduct of the Company’s Business after the Closing in substantially the same manner as conducted prior to Closing.

Section 3.24 Inventory.

All inventory of the Company, whether or not reflected in the Company Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Company Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.25 Labor Relations; Employees; Consultants.

(a) The Company is not a party to any collective bargaining agreement or other contract or agreement with any group of employees, labor organization or other representative of any of the employees of Company and except as disclosed on Schedule 3.25(a), nor are there any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred nor been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Except as set forth in Schedule 3.25(a), Company is in compliance with all Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions and has been in compliance with these laws since inception. Schedule 3.25(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, between Company and Persons employed by or providing services to Company.

(b) The Company has delivered to the Company a complete and accurate list as of May 3, 2005, of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable; and vacation accrued. To the Company’s Knowledge, no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his or her duties as an employee or director of the Surviving Corporation, or (ii) the ability of the Surviving Corporation to conduct its business. To the Company’s and the Shareholders’ Knowledge, no officer or other key employee of the Company intends to terminate his employment with the Surviving Corporation. In furtherance, and not in limitation, of the foregoing, to the Company’s Knowledge, the employees set forth on such list provided to the Company, with the exception of those employees to be listed on the Certificate of

Identified Company Obligations, shall continue their employment with the Surviving Corporation post-Closing. Except as set forth on Schedule 3.25(b) none of the Company’s employees is a party to an oral or written employment agreement or contract with the Company and each is employed “at will.”

(c) Schedule 3.25(c) contains a list of all independent contractors (excluding subcontractors) currently engaged by the Company, along with the agreement date, date of retention, and rate of remuneration for each such Person. Except as set forth on Schedule 3.25(c), no independent contractor is a party to a written agreement or contract with Company. For the purposes of applicable Law, including without limitation the Code, all independent contractors who are, or since the Company’s inception have been, engaged by Company are bona fide independent contractors and not employees of Company. Except as noted on Schedule 3.25(c), each independent contractor is terminable upon no more than thirty (30) days notice, without any obligation to pay severance or a termination fee.

Section 3.26 Bank Accounts.

Schedule 3.26 contains a true, correct and complete list of all bank accounts maintained by the Company, including each account number and the name and address of each bank and the name of each person who has signature power with respect to each such account.

Section 3.27 Certain Payments.

To the Company’s Knowledge, none of the Company or any director, officer, agent or employee of the Company, or to the Company’s or Shareholders’ Knowledge, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company or (iv) in violation of Law.

Section 3.28 State Takeover Statutes.

The Company has taken all actions necessary such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar anti-takeover statute or regulation (including, without limitation, Article 14.1 (Section 13.1-728.1 et seq.) of the VSCA) or restrictive provision of any applicable anti-takeover provision in the governing documents of the Company is, or at the Effective Time will be, applicable to the Company, Buyer, Merger Sub, the shares of Company Common Stock, the Merger or any other transaction contemplated by this Agreement.

Section 3.29 Letters of Intent.

The Company is not, as of the date of this Agreement, and will not be, at any time after the Closing Date, bound by a provision of any letter of intent regarding a business combination between the Company and any other party (other than Buyer) that (a) limits the freedom of the Company, the Surviving Corporation or Buyer to engage in a line of business or to compete with any third party or (b) requires the payment of any fee, commission or other payment by the Company or any other party whether as a result of this Agreement and the transactions contemplated hereby or otherwise (other than an obligation of the Company or any other party to pay its own fees and expenses, and the fees and expenses of any brokers engaged by the Company or such party, in connection with such letter of intent).

Section 3.30 Disclosure.

No representation or warranty by the Company or the Shareholders contained in this Agreement, and no representation, warranty or statement by the Company or the Shareholders contained in any list, certificate, Schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, Buyer or Merger Sub pursuant hereto or in connection with the negotiation, execution or performance hereof contains any untrue statement by the Company or the Shareholders of a material fact or omits to state any material fact necessary to make any statement herein or therein not misleading. The Company’s Schedules provided to Buyer and Merger Sub in connection with this Article III constitute representations and warranties by the Company and Shareholders and are incorporated herein by reference as fully as if set forth in full herein. All representations, covenants and warranties made by or on behalf of the Company or Shareholders in this Agreement will be deemed to have been relied upon by Buyer and Merger Sub (notwithstanding any investigation by Buyer or Merger Sub).

ARTICLE IV

REPRESENTATIONS OF BUYER AND MERGER SUB

As a material inducement to the Company and the Shareholders to enter into this Agreement, except as specifically disclosed on the Buyer’s disclosure schedules with respect to this Article IV delivered to Company and the Shareholder Representative by the Buyer and Merger Sub concurrently herewith (each schedule of which qualifies only the representation in the correspondingly numbered or specifically cross-referenced Section of this Agreement, and together form a part of this Agreement), Buyer and Merger Sub, jointly and severally, hereby represent and warrant to the Company and the Shareholders as provided in this Article IV. Representations and warranties made herein are, as of the date hereof, and will be, as of the Closing Date, true, correct and complete.

Section 4.1 Organization and Good Standing.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and each of them has all requisite corporate power and authority to conduct its business as presently conducted, and to own, lease and operate the assets and properties now owned, leased and operated by it. Each of Buyer and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub or otherwise impair or affect the validity of this Agreement or prevent the consummation of the transactions contemplated hereby.

Section 4.2 Corporate Authority; No Violation.

(a) This Agreement and the consummation of all of the transactions contemplated hereby, including the Merger, have been duly authorized by the respective boards of directors of each of Buyer and Merger Sub and by all requisite corporate, shareholder or other action, and each of Buyer and Merger Sub has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by each of Buyer and Merger Sub, and when executed and delivered by the Company, assuming the enforceability of such agreements upon the Company, will constitute valid and binding obligations of Buyer and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

(b) Except for the filing of the Articles of Merger pursuant to the VSCA, the execution and delivery by Buyer and Merger Sub of this Agreement and the consummation and performance by each of them of the transactions contemplated hereby in the manner herein provided does not and will not (i) require the approval, consent or authorization of, or any filing with or notice to, any foreign, federal, state, local or other governmental agency or body or any other third party, other than (A) approvals, consents, authorizations, filings or notices of a character such that a failure to obtain, file or give them could not reasonably be expected to have a Material Adverse Effect on Buyer or otherwise impair or affect the validity of this Agreement or prevent the consummation of the transactions contemplated hereby and (B) approvals, consents, authorizations, filings or notices which have been obtained, made or given, or (ii) conflict with, or result in an uncured or unwaived breach or violation of any term or provision of, constitute a default under, or cause the acceleration of any payments pursuant to (A) the articles of incorporation or bylaws of Buyer or Merger Sub, (B) any indenture, mortgage, deed of trust, lease, note or note agreement or any other agreement or instrument to which Buyer or Merger Sub is a party or by which either of them or any of their respective assets or properties is bound, (C) any governmental license, franchise, permit or other authorization held by Buyer or Merger Sub, or (D) any law, judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or body applicable to the Buyer or Merger Sub, in each case set out in this clause (ii) the conflict, breach or violation of which could reasonably be expected to have a Material Adverse Effect on Buyer or otherwise impair or affect the validity of this Agreement or prevent the consummation of the transactions contemplated hereby.

Section 4.3 Compliance with Laws.

Each of Buyer and Merger Sub have complied with each, and is not in violation of any law, ordinance or governmental rule or regulation to which it or its business, operations, assets or properties are subject, and has not failed to obtain or to adhere to the requirements of any license, permit or authorization necessary to the ownership of its assets and properties or to the conduct of its business, which noncompliance, violation or failure to obtain or adhere could reasonably be expected to have a Material Adverse Effect on Buyer or otherwise impair or affect the validity of this Agreement or prevent the consummation of the transactions contemplated hereby.

Section 4.4 Litigation.

There is no action, suit, claim, mediation, arbitration, litigation, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority pending or, to the Buyer’s or Merger Sub’s Knowledge, threatened, against Buyer or Merger Sub or their respective assets, properties or business, or the transactions contemplated by this Agreement, which, if adversely decided, could reasonably be expected to have a Material Adverse Effect on Buyer. Neither Buyer nor Merger Sub is a party to or expressly named as subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that could reasonably be expected to have a Material Adverse Effect on Buyer or otherwise impair or affect the validity of this Agreement or prevent the consummation of the transactions contemplated hereby.

Section 4.5 Finders; Brokers.

Neither Buyer nor Merger Sub is a party to any agreement with any agent, broker, investment banker or other Person, or in any way obligated to any agent, broker, investment banker or other Person, for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement or any of the transactions contemplated herein, including any agent, broker, investment banker or other Person who would have a valid claim for a fee or commission from the Shareholders or the Company.

Section 4.6 Merger Sub.

(a) Merger Sub was formed solely for the purpose of the Merger and engaging in the transactions contemplated hereby.

(b) As of the date hereof and the Effective Time, all of the capital stock of Merger Sub is and will be directly owned by Buyer. There are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character to which Merger Sub is a party, or may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Merger Sub.

(c) As of the date hereof and the Effective Time, except for obligations or Liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby and activities, agreements or arrangements in connection with the transactions contemplated hereby, Merger Sub has not and will not have (i) incurred, directly or indirectly, any obligations or Liabilities, (ii) engaged in any business or activities of any type or kind whatsoever or (iii) entered into any agreements or arrangements with any Person.

Section 4.7 Financial Ability.

Buyer has, and will have on the Closing Date, sufficient cash on hand from Buyer’s immediately available internal organization funds or available under a currently established committed credit facility or unutilized lines of credit with financial institutions to consummate the transactions contemplated by this Agreement and perform its obligations hereunder (including, without limitation, its obligation to pay the Closing Purchase Price and the Option Holder Cashout Amount pursuant to Sections 2.7(a)), 2.7(d) and 2.7(e).

Section 4.8 Investment Intention.

Buyer is acquiring the shares of Company Common Stock for investment only, and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling any of such shares. Buyer understands that the transactions contemplated hereby have not been, and will not be registered or qualified under the Securities Act nor any state or any other applicable securities law, by reason of a specific exemption from the registration or qualification provisions of those laws, based in part upon the representations of Buyer in this Agreement. Buyer understands that none of the shares of Company Common Stock may be resold unless such resale is registered under the Securities Act and registered or qualified under applicable state securities laws or an exemption from such registration and qualification is available.

ARTICLE V

CERTAIN AGREEMENTS; COVENANTS

Section 5.1 Shareholder Meeting; Approval and Notice.

(a) The Company, acting through its board of directors, shall, in accordance with applicable Law:

(i)	duly call and give notice of a special meeting of the holders of Company Common Stock for the purpose of considering and taking action upon this Agreement (the “Special Meeting”) within one (1) Business Day of the date hereof, and convene and hold the Special Meeting on the earliest date permitted by the VSCA (the “Meeting Date”);

(ii)	prepare and distribute a proxy statement to solicit the proxies of Shareholders of the Company for purposes of the Special Meeting (the “Proxy Statement”) and shall provide Buyer and its legal counsel a reasonable opportunity to review and comment upon such Proxy Statement prior to its distribution;

(iii)	recommend to the Shareholders of the Company the adoption of this Agreement and the Merger and shall include such recommendation in the Proxy Statement; and

(iv)	ensure that all information included in the Proxy Statement and any other materials distributed by the Company to the holders of Company Common Stock in connection with the Special Meeting or this Agreement (other than the information regarding Buyer and Merger Sub specifically supplied by Buyer in writing for inclusion in such materials) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated in such materials or necessary in order to make the statements in such materials, in light of the circumstances under which they were made, not misleading.

Notwithstanding the foregoing to the contrary, if the Company either

(x) obtains the unanimous written consent of all Shareholders of the Company approving this Agreement, the Merger and all other transactions contemplated hereby prior to convening and holding the Special Meeting and such consent remains in full force and effect through the Closing, or

(y) obtains the written consent of those Shareholders who would be entitled to vote at a meeting of holders of outstanding Company Common Stock having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all Shareholders entitled to vote thereon were present and voted and the Company provides written notice of the proposed action to all Shareholders who are entitled to vote on the matter as soon as practicable, but in any event, not less than five (5) days before Closing, in accordance with the VSCA, then the Company may, but shall no longer be obligated to, hold the Special Meeting. Provided, that, if the Company obtains consent in accordance with Section 5.1(y), it shall use its commercially reasonable efforts to obtain unanimous written consent of the Shareholders prior to Closing.

(b) The Company shall provide notice to the Shareholders of the approval of this Agreement and the Merger in accordance with all applicable provisions of the VSCA.

Section 5.2 Conduct of the Business.

From the date hereof until the Closing Date, except as otherwise contemplated by this Agreement or disclosed in the Company’s Schedules delivered to Buyer and Merger Sub in connection with this Article III, the Company shall conduct its business and operations in the ordinary course consistent with past practice and shall use its commercially reasonable efforts to preserve the business organization of the Company intact, to preserve the good will of vendors, customers, independent contractors and others with whom business relationships exist and to keep available the services of the present officers of the Company and the services of its employees. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or as set forth in Schedule 5.2, from the date hereof until the Closing Date, without the prior written consent of Buyer, the Company will not (and the Shareholders will not take action to or agree to):

(a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of its capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof;

(b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities or authorize or pay any dividends or other distributions on such securities;

(c) split, combine, subdivide or reclassify any shares of its capital stock;

(d) (i) grant any increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business consistent with past practice, (ii) pay or agree to pay any pension, life insurance, retirement allowance or other employee benefit not required or contemplated by any of the existing Benefit Plans, as in effect on the date hereof, to any director, officer or employee, whether past or present, (iii) prepay or pay any premiums with regard to any such existing pension, life insurance, retirement allowance or other employee benefits, so that the benefits thereunder shall extend beyond the Closing Date, except in the ordinary course of business consistent with past practice, (iv) enter into any new or materially amend any existing employment agreement with any director or Officer, (v) terminate the employment of any of its officers or key employees, except in the ordinary course of business consistent with past practices, (vi) enter into any new or materially amend any existing severance agreement with any director or Officer, (vii) except as may be required to comply with applicable law or as otherwise contemplated by this Agreement, become obligated under any new Welfare Plan, Multiemployer Plan, Benefit Plan, severance plan or arrangement that was not in existence on the date hereof or amend any Welfare Plan, Multiemployer Plan, Benefit Plan, severance plan or arrangement in existence on the date hereof if the effect thereof would be to enhance benefits thereunder, or (viii) otherwise change the compensation or benefits payable or to become payable by the Company to any of its directors, officers, employees or independent contractors;

(e) take any action in connection with or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(f) make any acquisition by means of merger, consolidation or otherwise;

(g) enter into any contract, agreement, commitment or other binding arrangement that would limit in any respect the ability of the Company or its subsidiaries to sell or buy any products or services, engage in any line of business or compete with any person;

(h) adopt any amendments to its articles of incorporation or bylaws;

(i) incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person;

(j) engage in the conduct of any business other than the Business;

(k) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Company;

(l) pay, discharge or satisfy any material claims or liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of claims or liabilities which (x) are reflected or reserved against in the Company Balance Sheet or incurred thereafter in the ordinary course of business consistent with past practice, or (y) are paid, discharged or satisfied as required under this Agreement;

(m) fail to maintain all authorizations and licenses materially necessary for the conduct by the Company of its respective business;

(n) fail to maintain all insurance policies and binders shown in Schedule 3.16 unless new or replacement insurance policies or binders with similar coverage are obtained;

(o) enter into any negotiations or discussions with, regarding or relating to recognizing any collective bargaining representative for the employees of the Company or fail to promptly notify Buyer of any organizing efforts with respect to the Company’s employees;

(p) submit or file with, except as otherwise contemplated in this Agreement, or otherwise voluntarily participate as a party to any stipulation, pleading, filing or other proceeding with any regulatory authority with jurisdiction over the Company where such stipulation, pleading, filing or other proceeding could reasonably be expected to have a Material Adverse Effect on the Company or fail to notify Buyer promptly of any involuntary participation by the Company in any of the foregoing;

(q) except in the ordinary course of business, enter into any contract, agreement, commitment or other binding arrangement that would result in a liability or financial commitment which in the aggregate exceeds Twenty-Five Thousand dollars ($25,000) or amend any Listed Contract that would result in a liability or financial commitment which in the aggregate exceeds Twenty-Five Thousand dollars ($25,000);

(r) except with respect to the actions described in Section 6.3(h), sell, transfer or otherwise dispose of or encumber any of its properties or assets pertaining to the Business, other than in the ordinary course of business;

(s) cancel any debts owing to, or waive any claims or rights pertaining to, the Business, except in the ordinary course of business;

(t) shorten or lengthen the customary payment cycles for any of its payables or receivables;

(u) purchase, lease or otherwise acquire any assets or make any capital expenditure or commitment in excess of Twenty-Five Thousand dollars ($25,000) pertaining to the Business, other than (i) in the ordinary course of business or (ii) pursuant to existing commitments or business plans;

(v) change its accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates or any change in the policies pertaining to the recognition of accounts receivable or the discharge of accounts payable or accounting for inventories) except as may be required by applicable Law; provided that the Company shall notify Buyer of any such change;

(w) change its Tax accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates or any change in the policies pertaining to the recognition of accounts receivable or the discharge of accounts payable or accounting for inventories) except as may be required by applicable Law; provided that the Company shall notify Buyer of any such change;

(x) settle or compromise any Tax liability, agree to any adjustment of any Tax attribute or make, revoke or change any election with respect to Taxes, surrender any right to claim a refund of Taxes or consent to any extension or waiver of the statute of limitation period applicable to any Taxes, Tax Return or Tax claim, file any amended Tax Return or enter into any closing agreement with respect to Taxes;

(y) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 5.3 Access to Information.

Subject to applicable law, the Company shall give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during business hours to the offices, properties, Books and Records and officers of the Company and will instruct the officers, counsel and financial advisors of the Company to cooperate with Buyer in its investigation of the Company. In addition, with the prior consent of the Company, such consent not to be unreasonably withheld, and with the participation of the Company, the Company will provide reasonable access to the Company’s employees and customers.

Section 5.4 Efforts; Further Assurances; Permits.

(a) Subject to the terms and conditions of this Agreement,

(i)	each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including, preparing and making any filings required to be made under applicable law;

(ii)	Buyer and Merger Sub shall each use its commercially reasonable efforts to cause those conditions to the obligations of the Company to consummate the transactions contemplated hereby that are set forth in Sections 6.1 and 6.2 to be satisfied as promptly as reasonably possible following the date hereof, and in any event by the Voluntary Termination Date;

(iii)	the Company shall use its commercially reasonable efforts to cause those conditions to the obligations of the Buyer and Merger Sub to consummate the transactions contemplated hereby that are set forth in Sections 6.1 and 6.3 to be satisfied as promptly as reasonably possible following the date hereof, and in any event by the Voluntary Termination Date; and

(iv)	each of the parties shall furnish to the other parties such necessary information and reasonable assistance as such other party may request in connection with the foregoing and the consummation of the transactions contemplated hereby.

(b) Upon Buyer’s request, the Company shall use its commercially reasonable efforts to assist Buyer in obtaining any permits, licenses or other authorizations necessary for Buyer’s operation of the Company consistent with past practice after the Closing Date.

(c) In the event that at any time, any order, decree or injunction shall be entered which prevents or delays the consummation of any of the transactions contemplated by this Agreement, each party shall promptly use its commercially reasonable efforts to cause such order, decree or injunction to be reversed, vacated or modified in order to permit such transactions to proceed as expeditiously as possible.

(d) The Company and the Shareholders shall give prompt notice to Buyer upon obtaining knowledge of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation, warranty or covenant made by the Company and the Shareholders in Article III and Article V to be untrue or incorrect in any respect.

(e) Buyer and Merger Sub shall give prompt notice to the Shareholder Representative upon obtaining knowledge of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty made by Buyer and Merger Sub in Article IV to be untrue or incorrect in any respect.

Section 5.5 No Solicitation.

None of the Company, the Shareholders, nor any agent, officer, director or any representative thereof, shall, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly, (a) solicit, encourage or initiate the submission of proposals or offers from any person or entity for, (b) participate in any discussions pertaining to, or (c) furnish any information to any person or entity, other than Buyer and Merger Sub, relating to, any acquisition, license, disposition or purchase of all or a material amount of the assets of, business of or any equity interest in, the Company or any direct or indirect subsidiary or division of the Company or a merger, consolidation, business combination, tender offer, share exchange, reorganization or similar transaction involving the Company or any direct or indirect subsidiary of the Company (each, an “Alternate Transaction”). If the Company or any of the Shareholders receives any unsolicited offer or proposal relating to any of the above, the Company or the Shareholder Representative shall immediately notify Buyer and Merger Sub thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal; provided, however, that if any such offer or proposal is received from a Third Party pursuant to a Non-Disclosure Agreement entered into between the Company and such Third Party prior to March 30, 2005, then such disclosure shall not include the identity of such Third Party. As of the date hereof, the Company shall, and shall cause each of its representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Buyer) relating to a possible Alternate Transaction.

Section 5.6 Books and Records.

Buyer shall cause the Surviving Corporation to agree, for the benefit of the Shareholders, to retain for a period of three (3) years after the Closing Date or such longer period as may be required by law or prudent business practices, any and all Books and Records (hard copy, electronic or otherwise) related to the Company for all periods through the Closing Date or related to the transactions contemplated hereby. Notwithstanding the foregoing, either Buyer or the Surviving Corporation may notify the Shareholder Representative of its desire to discontinue retention of specified documents or other materials in accordance with applicable record retention requirements during such period upon thirty (30) days’ prior written notice. The Shareholder Representative may, by written notice delivered to Buyer within 30 days of the date of the aforesaid notice, elect to assume custody thereof. In the absence of such notice from the Shareholder Representative, the Buyer or the Surviving Corporation, as the case may be, may destroy the documents or other materials referenced in its original notice to the Shareholder Representative. In the event the Shareholders need access to such Books and Records for purposes of verifying any representations and warranties contained in this Agreement, responding to inquiries or audits from Governmental Entities, indemnifying, defending and holding harmless Buyer or Merger Sub in accordance with applicable provisions of this Agreement, or any other legitimate business purpose, Buyer and Merger Sub shall allow the Shareholder Representative and his or her advisors access to such Books and Records upon reasonable notice during regular business hours for the sole purpose of obtaining information for use as aforesaid and will permit such persons to make such extracts and copies thereof as may be necessary or convenient and, if required for such purpose, to have access to and possession of original documents.

Section 5.7 Governmental Regulatory Approvals and Required Consents.

Unless filed prior to the date hereof, as promptly as practicable after the date hereof, Buyer and the Company shall file the required applications and notices with the appropriate Governmental Entities as are necessary for consummation of the transactions contemplated by this Agreement (the “Regulatory Approvals”) and shall take all other actions as may be commercially reasonable to obtain Required Consents. In furtherance and not in limitation of the foregoing, as promptly as practicable, and in any event within one (1) Business Day following the execution and delivery of this Agreement by the Merger Parties, Buyer and the Company shall prepare and file any required notification and report form under the HSR Act in connection with the transactions contemplated hereby. Buyer and the Company shall request early termination of the waiting period thereunder. Buyer and the Company shall respond with reasonable diligence to any request for additional information made in response to such filings. Any filing fee incurred with respect to such required notification and report form pursuant to this Section 5.7 shall be paid by Buyer. Each party agrees to use its commercially reasonable efforts to obtain the Regulatory Approvals and Required Consents and the parties agree to cooperate fully with each other and with all Governmental Entities and other Persons to obtain the Regulatory Approvals and Required Consents at the earliest practicable date.

Section 5.8 Employee Relations and Benefits.

(a) Employees of the Company immediately before the Effective Time shall become employees of the Surviving Corporation at the Effective Time (“Transferred Employees”). Each plan, program, policy, and arrangement covering employees of the Surviving Corporation shall credit each Transferred Employee’s length of service with the Company for purposes of determining eligibility to participate and vesting (but not for benefits accrual). To the extent any Transferred Employee has satisfied any deductible or co-payments under a Benefit Plan for the current plan year, such Transferred Employee shall be credited for such payment under the employee benefit plan, program, policy, or arrangement of Buyer or the Surviving Corporation, if any, that most closely resembles the Benefit Plan under which the deductible or co-payment was paid.

(b) Buyer shall ensure that the Surviving Corporation shall recognize vested but unused paid vacation accrued by a Transferred Employee as of the Effective Time in accordance with the Company’s current policies. Prior to the Effective Time, the Company shall confirm in writing to Buyer the amount of accrued and unpaid days of vacation applicable to such Transferred Employee.

(c) Buyer, Merger Sub, and the Company do not intend this Agreement to create any rights or interests, except as among Buyer, Merger Sub, and the Company, and no present, former or future employee of Buyer, Merger Sub, or the Company shall be treated as a third party beneficiary by, in or under this Agreement or any related document.

Section 5.9 Public Announcements.

The parties hereto agree that press releases and other public communications of any sort relating to this Agreement or the transactions contemplated hereby prior to the Closing are subject to the prior written approval of Buyer and the Company, such approval not to be unreasonably withheld or delayed, provided, that if any announcement is required by law or the rules of any securities exchange or market to be made by any party hereto, prior to making such announcement, such party will, to the extent practicable, deliver a draft of such announcement to the other party hereto and shall give the other party reasonable opportunity to comment thereon. The Merger Parties understand agree that Buyer shall issue a press release upon the execution of this Agreement and shall file such forms and notices related thereto as may be required by the rules of the Securities and Exchange Commission.

Section 5.10 Section 338 Election.

The parties hereto agree to take, or cause to be taken, any and all action necessary and to do, or cause to be done, or to execute, or cause to be executed, such documents as may be necessary or desirable to effect any Section 338 election, in accordance with the provisions of Section 2.11.

Section 5.11 Costs and Expenses.

Except as provided by Section 9.2(b), each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, its auditors and its actuaries. In furtherance of the foregoing, Buyer shall pay any investment banking fees payable to investment banks engaged by Buyer in connection with the subject matter of this Agreement. The Company’s expenses shall be borne by its Shareholders.

Section 5.12 Disclosure of Certain Matters.

The Company hereby covenants and agrees to inform Buyer, in writing, promptly of: (a) any events, changes or occurrences within the Company’s Knowledge occurring prior to the Closing which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company and (b) the occurrence of any events or change or of any facts which become known to the Company after the date hereof that reasonably could be expected to cause any of the representations and warranties of the Company or the Shareholders in this Agreement not to be correct and complete as of the Closing or to cause any closing conditions contained herein not to be met.

Section 5.13 Restricted Employee Non-Solicitation; Non-Competition; Confidentiality.

(a) Terms. For purposes of this Agreement, the term “Restricted Employee” shall mean each of the employees and/or Shareholders listed on Schedule 5.13(a). For purposes of this Agreement, the term “Restrictive Period” shall mean the respective period of time following the Closing Date set forth opposite each Restricted Employee’s name on Schedule 5.13(a).

(b) Non-Solicitation of Customers. During the applicable Restrictive Period and without regard for whether the Restricted Employee is employed by the Surviving Corporation or Buyer, the Restricted Employee agrees not to directly or indirectly: (i) induce or attempt to induce any Current Customer or Prospective Customer of the Company or the Surviving Corporation to reduce or terminate its business with the Surviving Corporation; (ii) interfere or attempt to interfere with the Surviving Corporation’s business relationship with a Current Customer or Prospective Customer of the Company or the Surviving Corporation; (iii) solicit, divert or attempt to divert from the Surviving Corporation, any of the following types of business from a Current Customer or Prospective Customer of the Company or the Surviving Corporation:

(i)	contract work being performed by the Surviving Corporation as a prime contractor, subcontractor, or participant in a joint venture during the Restrictive Period;

(ii)	“follow-on” or “spin-off” contract work that is derived from contracts described in (i) above; and

(iii)	contract work that may result from proposals or bids prepared or submitted by the Surviving Corporation during the Look-Back Period.

For purposes of this Agreement, the term “Current Customer” means any entity that the Company or the Surviving Corporation provides or has provided products and/or services to under contract (including end-users) at any time during the two (2) year period immediately preceding any attempted solicitation or diversion (the “Look-Back Period”).

For purposes of this Agreement, the term “Prospective Customer” means any entity that has been formally solicited by the Company or the Surviving Corporation for the provision of products and/or services under contract during the Look-Back Period.

(c) Non-Solicitation of Employees. During the applicable Restrictive Period and without regard for whether the Restricted Employee is employed by the Surviving Corporation or Buyer, the Restricted Employee agrees not to directly or indirectly: (i) induce or attempt to induce any employee, officer or consultant of the Surviving Corporation or Buyer to terminate his or her employment or engagement with the Surviving Corporation or Buyer; (ii) interfere with or disrupt the Surviving Corporation’s or Buyer’s relationship with its respective employees, officers or consultants; or (iii) solicit, entice, engage or hire away any such employee, officer or consultant who is at that time or was within the previous six (6) months employed or engaged by the Company, the Surviving Corporation, or Buyer without the express, written consent of Buyer, which consent Buyer may in its absolute discretion withhold.

(d) Non-Competition. During the applicable Restrictive Period and without regard for whether the Restricted Employee is employed by the Surviving Corporation or Buyer, the Restricted Employee agrees not to engage, directly or indirectly, in any business activity position or function that is the same or similar to any business activity, position or function that he or she performed on behalf of the Company, or be interested, directly or indirectly (as a shareholder (other than as a holder of less than one percent (1%) of the common stock of any publicly traded corporation), partner, officer, director, employee or consultant) in any business organization that is engaged or becomes engaged in any business activity that, the Company, the Surviving Corporation or Buyer is conducting at the Effective Time or has conducted at any time during the two (2)-year period immediately preceding the Restricted Employee’s attempted engagement in such activity or that the Company, the Surviving Corporation or Buyer has notified the Restricted Employee that it proposes to conduct or that the Restricted Employee has knowledge that the Company, the Surviving Corporation or Buyer intends to conduct.

(e) Confidentiality. Each Restricted Employee recognizes and acknowledges that it has in the past, currently has, and in the future may possibly have, access to certain confidential information of the Company, Surviving Corporation, Buyer and the Merger Sub, such as lists of customers, operational policies, and pricing and cost policies, that are valuable, special and unique assets of the Company’s, Surviving Corporation’s, the Parent’s or the Merger Sub’s respective businesses. Each of the Restricted Employees agrees that it will not disclose confidential information with respect to the Buyer or the Merger Sub at any time, nor with respect to the Company’s or the Surviving Corporation’s Business after the Closing, to any Person for any purpose or reason whatsoever (except to authorized representatives of Buyer and the Merger Sub and to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 5.13(e)), unless (i) such information becomes known to the public generally through no fault of any Restricted Employee, (ii) such information becomes available to such Restricted Employee on a non-confidential basis from a source other than the Restricted Employee, provided that such source is not known by such Restricted Employee to be subject to any other confidentiality obligation, or (iii) any Restricted Employee reasonably believes that such disclosure is required or advisable under applicable Law or in connection with the defense of a lawsuit against any Restricted Employee or for certification or state licensure purposes; provided that prior to disclosing any information pursuant to clause (iii) above, such Restricted Employee shall, if possible, give prior written notice thereof to Buyer and the Merger Sub and provide Buyer and the Merger Sub with the opportunity to contest such disclosure.

(f) Notwithstanding anything set forth in Sections 5.13(a) through (d) to the contrary, during the applicable Restrictive Period, Restricted Employees shall be permitted to engage in the formation and operation of a disabled veteran owned business and shall be permitted to bid on disabled veteran owned business set-aside programs or subcontracting work solicited by prime contractors to satisfy their small business subcontracting goals (including subcontracts serviced in accordance with the Mentor Protégé Agreement to be entered into between Kingfisher Systems, LLC, and the Surviving Corporation). The restrictions set forth in Sections 5.13(a) through (d) shall not apply to the foregoing activities.

Section 5.14 Certain Tax Matters.

During the period from the date hereof to the Closing Date, the Company shall: (i) timely file all Tax Returns required to be filed by it (except those Tax Returns for which deadlines have been extended in accordance with the Law until after the Closing Date) and such Tax Returns shall be prepared in a manner consistent with past practice, (ii) timely pay all Taxes due and payable (other than Taxes subject to a good faith dispute and for which the Company has properly accrued for in the Company Balance Sheet in accordance with GAAP), and (iii) promptly notify Buyer of any U.S. federal or state income or franchise (or other material) Tax claim, claim for indemnification under a Tax sharing agreement or similar agreement, investigation or audit pending against or with respect to the Company in respect of any Tax investigation, audits or litigation that would give rise to any material Tax liabilities or material Tax refund claims.

Section 5.15 Line of Credit.

In accordance with Section 2.7(b), at Closing, Buyer shall, or shall cause the Company to, repay any indebtedness outstanding under the Wachovia line of credit. After the repayment of the line of credit, any Liens on the assets of the Company incurred in respect of such line of credit shall be released.

Section 5.16 No Sale.

Each of the Shareholders agrees that on and after the date hereof until the earlier of (x) the Closing or (y) the termination of this Agreement, except as otherwise consented to by Buyer in writing, or as expressly provided in this Agreement, each of the Shareholders will not directly or indirectly sell or dispose of (or otherwise agree to do so) (i) any of their shares of Company Common Stock or any other ownership interest such Shareholder may own in the Company; (ii) any options, warrants or other right to purchase any capital stock or equity or other ownership interest in the Company that such Shareholder may own; or (iii) any securities convertible into or exchangeable for any capital stock or equity or other ownership interest in the Company that such Shareholder may own, except for transfers by death or by operation of law, and any intervivos transfers made to or for the benefit of such Shareholder’s transferees; provided, however, that the transferee must agree to be bound in writing by the terms of this Agreement.

Section 5.17 Shareholder and Optionee Releases.

Promptly following the signing of this Agreement, the Company shall mail to all of the holders of Company Common Stock and to all holders of options to purchase Company Common Stock a copy of the Shareholder Notice and Release Agreement or the Optionee Notice and Release Agreement, respectively, in substantially the forms attached hereto as Schedules G (a “Shareholder Release Agreement”) and H (an “Optionee Release Agreement”) and any other documents Buyer may reasonably require.

Section 5.18 Required Novations.

Each of the Shareholders shall use commercially reasonable efforts (subject to the Buyer’s sole and absolute reasonable discretion) to cooperate with and assist the Buyer and the Surviving Corporation to obtain, secure and effect the novation of the Government Contracts identified on Schedule 3.22 hereto, and to effect all filings in connection therewith, as necessary or required for the Merger Parties to consummate all of the transactions contemplated by this Agreement.

Section 5.19 Security Clearance.

The Company and the Shareholders: (a) shall use commercially reasonable efforts to provide adequate assurances to Buyer that the Defense Security Service, and any other Governmental Entity responsible for the maintenance of the Company’s security clearances, each has indicated in substance that it will not terminate, suspend, revoke or in any way materially change either the Government Contracts with the Company or the Company’s security clearance with respect to such Government Contracts as a result of this Agreement or the consummation of the transactions contemplated hereby; and (b) shall have taken and shall continue to take any and all commercially reasonable steps to cause each of the Company and the Shareholders (as applicable) to retain, as required by Buyer, and to assist Buyer (and its officers, directors, employees and agents) in obtaining, the requisite security clearances for Buyer to own and operate the Company (and any successor thereto) and its business as currently conducted without delay or interruption.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions Precedent to Obligations of Buyer, Merger Sub and the Company.

The respective obligations of Buyer, Merger Sub and the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a) No Injunction or Other Governmental Action. (i) No preliminary or permanent injunction or other order issued by any court of competent jurisdiction or by any governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity after the date of this Agreement which prohibits the consummation of the transactions contemplated hereby shall be in effect; and (ii) no Governmental Entity or body shall have instituted any suit, action, or legal or administrative proceeding to restrain, enjoin or otherwise question the validity or legality of the transactions contemplated by this Agreement and no order or decree so restraining or enjoining such transactions shall be in effect.

(b) Statutory Requirements, Regulatory Approvals. All Regulatory Approvals and all other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any Governmental Entities necessary to effect the transactions contemplated by this Agreement, including, without limitation, those under the HSR Act, shall have occurred, been filed or been obtained; and all other Required Consents shall have been obtained and shall be in full force and effect, except in each case those Regulatory Approvals, authorizations, consents, orders and approvals as to which the failure to have been obtained or taken place would not reasonably be expected to result in any Liability to the Company or the Shareholders or to result in any material violation of any Law.

Section 6.2 Conditions Precedent to Obligation of the Company and the Shareholders.

The obligation of the Company and the Shareholders to consummate the transactions provided for in this Agreement is subject to fulfillment or waiver of each of the following conditions:

(a) Accuracy of Buyer’s and Merger Sub’s Representations and Warranties; Covenants of Buyer. The representations and warranties of Buyer and Merger Sub contained in this Agreement (except as affected by the transactions contemplated in this Agreement) that are qualified as to materiality shall be true and correct and the representations and warranties of Buyer and Merger Sub set forth in this Agreement and that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement (except to the extent cured prior to the Closing Date) and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are given as of a particular date and relate solely to a particular date or period. Buyer shall have complied in all material respects with all agreements, covenants and obligations contained in this Agreement to be performed by it prior to Closing.

(b) Payment of the Closing Purchase Price, Escrow Amount and Option Holder Cashout Amount. Buyer shall have paid, or caused to be paid, the Closing Purchase Price, the Escrow Amount and Option Holder Cashout Amount as set forth herein.

(c) Closing Documents. Each document, certificate or other delivery required to be delivered pursuant to Section 2.8(a) must have been delivered, and each of the other covenants and obligations required to be performed or complied with by the Company and the Shareholders on or prior to Closing set forth in Article V must have been performed and complied with in all respects.

Section 6.3 Conditions Precedent to Obligation of Buyer and Merger Sub.

The obligation of Buyer and Merger Sub to consummate the transactions provided for in this Agreement is subject to fulfillment or waiver of each of the following conditions:

(a) Corporate Action by the Company. The Merger and this Agreement shall be approved by the requisite vote of the Shareholders and the board of directors of the Company. All other corporate action necessary on the part of the Company to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby shall have been duly and validly taken.

(b) Representations and Warranties of the Company; Covenants of the Company. The representations and warranties of the Company contained in this Agreement shall be true and correct at, and as of, the date of this Agreement and at, and as of, the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and the Company and each of the Shareholders shall have performed and satisfied in all material respects all agreements, covenants and obligations required hereby to be performed by each of them prior to or on the Closing Date.

(c) No Material Adverse Change. There shall have been, between December 31, 2004 and the Closing Date, no change in the Company’s Business, nor in the financial condition or prospects of the Company’s Business, nor any resignations or terminations of, or indications of an intention or plan to resign, employment by a number of employees, which could have a Material Adverse Effect on the Company’s Business.

(d) Dissenters’ Rights Threshold. Holders of not more than five percent (5%) of the outstanding shares of Company Common Stock shall have exercised dissenter’s rights in accordance with the VSCA.

(e) Lien Release and Debt Pay-off. Company shall deliver to Buyer and Merger Sub sufficient written evidence to support proof of debt pay-off and agreements from any lien holder(s) to use commercially reasonable efforts to promptly release all liens, including, without limitation, all UCC-3 termination statements relating to any financing statements filed in connection with such debt. Immediately after satisfaction of the Company Indebtedness by

Buyer pursuant to Sections 2.7(b) and 5.15, all outstanding indebtedness for borrowed money of the Company shall have been repaid or satisfied in full, and any Liens on the assets of the Company shall have been released, on terms satisfactory to Buyer, and Buyer shall have received evidence thereof reasonably satisfactory to Buyer and its counsel.

(f) Closing Documents. Each document, certificate or other delivery required to be delivered pursuant to Section 2.8(b) must have been delivered, and each of the other covenants and obligations required to be performed or complied with by the Company and the Shareholders on or prior to Closing set forth in Article V must have been performed and complied with in all respects.

(g) Option Cancellation. All options, warrants or similar rights to purchase equity securities of the Company shall have been cancelled and/or cashed out and any and all Company option plans shall have been terminated.

(h) Termination of KAS Membership and Related Agreements. The Company shall have terminated and/or transferred all of its membership interests in Knowledge Acquisition Systems, LLC and, further, shall have terminated that certain Business Development Agreement between HawkEye Systems, LLC and Knowledge Acquisition Systems, LLC. The Company shall have no liabilities or further obligations under either of the Knowledge Acquisition Systems, LLC Operating Agreement, dated August 31, 2004 or the Business Development Agreement.

(i) Termination of Employment Agreements. The Company shall have terminated all employment agreements to which it is a party listed on Schedule 2.8(b) and shall have no liabilities or further obligations under any employment agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification by the Shareholders.

Subject to Section 7.3, the Shareholders severally, pro rata in accordance with their Pro Rata Interests, shall indemnify, defend and hold Buyer, Merger Sub and Buyer’s Affiliates (collectively, the “Buyer Parties”) harmless from and against any and all Losses asserted against, imposed on, or incurred or suffered by Buyer, Merger Sub, the Company or the Surviving Corporation as a result of (a) the inaccuracy of any representation or the breach of any warranty set forth in Article III, any Company Disclosure Schedule delivered by the Company in connection with Article III or in any agreement or certificate executed and delivered by the Company or any Shareholder pursuant to this Agreement; (b) the non-fulfillment of any covenant or agreement on the part of the Company or any Shareholder set forth in this Agreement or in any agreement or certificate executed and delivered pursuant to this Agreement; or (c) any payments by or liabilities of Buyer arising in connection with payments to holders of Dissenting Shares, in excess of the portion of the Aggregate Merger Consideration otherwise payable to any such Shareholder in connection with this Agreement (collectively, “Indemnified Losses”). Each Shareholder irrevocably waives any and all rights to recourse against the

Company or the Surviving Corporation with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions, covenants or agreements, given or made by the Company in this Agreement. No Shareholder shall be entitled to contribution from, subrogation to or recovery against the Company or the Surviving Corporation with respect to any liability of such Shareholder that may arise under or pursuant to this Agreement or the transactions contemplated hereby.

Section 7.2 Indemnification by Buyer and Merger Sub.

Subject to Section 7.3, Buyer and Merger Sub shall, jointly and severally, indemnify, defend and hold the Shareholders harmless from and against any and all Losses asserted against, imposed on, or incurred or suffered by the Shareholders as a result of (a) the inaccuracy of any representation or the breach of any warranty set forth in Article IV, any Schedule delivered by Buyer and/or Merger Sub in connection with Article IV or in any agreement or certificate executed and delivered by Buyer or Merger Sub pursuant to this Agreement; or (b) the non-fulfillment of any material covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement or in any agreement or certificate executed and delivered pursuant to this Agreement.

Section 7.3 Survival of Representations and Warranties; Limitations on Indemnification.

(a) Survival. The representations and warranties in this Agreement and the indemnification provisions in this Agreement with respect thereto shall survive the Closing for a period of one (1) year following the Closing Date, at which time they shall terminate and no claim shall thereafter be brought in respect of them; provided, however, that such termination shall not affect any claim for breach of any representation or warranty if written notice thereof, in reasonable detail, has been given to the breaching party prior to such termination date (in such case, the survival period for the representation and warranty shall continue until the claim is fully resolved). The covenants of the parties set forth in this Agreement to be performed after the Closing shall survive until performed. Notwithstanding the foregoing to the contrary, the representations and warranties in Sections 3.1, 3.2(a), 3.2(c), 3.3, and 3.4 of this Agreement and the indemnification obligations of the Shareholders with respect thereto and with respect to any claims for fraud brought by the Buyer Parties against the Shareholders shall survive for the longer of (i) one (1) year following the Closing Date or (ii) expiration of the respective, applicable statute of limitations. Notwithstanding the foregoing to the contrary, the representations and warranties in Section 3.22 of this Agreement and the indemnification obligations of the Shareholders with respect thereto shall survive for three (3) years following the Closing Date.

(b) Limitations on Indemnification. Notwithstanding anything else in this Agreement to the contrary, Buyer Parties shall only be entitled to indemnification from the Shareholders pursuant to this Article VII if the amount of all Indemnified Losses incurred in the aggregate by the Buyer Parties exceeds Fifty Thousand dollars ($50,000) (the “Deductible”). If the aggregate amount of all Indemnified Losses incurred by the Buyer Parties exceeds in the aggregate the Deductible, the Buyer Parties shall be entitled to indemnification for all such Indemnified Losses in excess of the Deductible. Notwithstanding the foregoing, the obligation and liability for any and all Indemnified Losses and any other indemnification obligations set forth in this Agreement by the Shareholders shall not exceed fifteen percent (15%) of the Adjusted Purchase Price (the “Indemnification Cap”) and, subject to Section 7.3(c) the aggregate amount to be paid by a Shareholder under this Article VII shall not exceed his or her Pro Rata Interest as set forth on the Certificate of Share Ownership of an amount equal to 15% of the Adjusted Purchase Price. Notwithstanding the foregoing to the contrary, neither the Deductible nor the Indemnification Cap shall apply to any claims for fraud or any claims for breach under Sections 3.1, 3.2(a), 3.2(c), 3.3, and 3.4, for which Buyer Parties’ rights to indemnification shall be unlimited. Notwithstanding the foregoing to the contrary the obligation and liability for any and all Indemnified Losses relating to the breach of Section 3.6(a) and/or Section 3.6(i) (and any other Tax-related representation, warranty, or covenant under this Agreement, to the extent that the circumstances giving rise to such breach also give rise to a breach of Section 3.6(a) or 3.6(i)) shall be considered separately from all other Indemnified Losses, and such amount shall not exceed Ten Million Dollars ($10,000,000) (the “Tax Indemnification Cap”). Any Losses from, and any indemnification or recovery relating to, the breach of such Section 3.6(a) and Section 3.6(i) (and any other Tax-related representation, warranty, or covenant under this Agreement, to the extent that the circumstances giving rise to such breach also give rise to a breach of Section 3.6(a) or 3.6(i)) shall be distinct from and considered separately from (and such Losses shall not be included in) the aggregate amount of all Indemnified Losses when giving effect to the provisions relating to the Indemnification Cap, and the aggregate amount to be paid by a Shareholder with respect thereto shall not exceed his or her Pro Rata Interest as set forth on the Certificate of Share Ownership of the Tax Indemnification Cap.

(c) Payment of Indemnification Obligations. Subject to the terms of this Article VII and the terms of the Escrow Agreement, prior to Buyer Parties proceeding against the Shareholders personally, any indemnification obligations of the Shareholders under this Agreement shall be paid and satisfied first from the Escrow Amount deposited with the Escrow Agent (with such payments being deducted from each Shareholder’s share of the Escrow Amount on a pro rata basis in accordance with their Pro Rata Interests) until the earlier of (i) such time as the Escrow Amount is exhausted or (ii) the release of the Escrow Amount as provided in the Escrow Agreement; provided, however, that with respect to a breach of the obligations described in Section 5.13(a)-(d), Buyer Parties shall first proceed against the Restricted Employee or Restricted Employees who breached the obligation, to fully recover the resulting Losses determined without regard to any Indemnification Cap or other limitation on liability set forth in Section 7.3(b), above, and only after proceeding against such Restricted Employee in a court of law through final judgment may, proceed against either the portion of the Escrow Amount attributable to the other Shareholders’ Pro Rata Interests or against the other Shareholders in satisfaction of the Losses subject to the Indemnification Cap and other limitations set forth in this Article VII.

(d) Insurance Proceeds. An indemnified party shall reimburse the Shareholder for amounts paid to the indemnified party by such Shareholder with respect to a Loss pursuant to the terms of this Agreement to the extent that such indemnified party receives any insurance proceeds with respect to such Loss.

(e) Mitigation. Each party agrees to take commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of conditions giving rise to Losses that are indemnifiable hereunder.

(f) Subrogation. Upon making any payment to the indemnified party for an indemnification claim hereunder, the indemnitor shall be subrogated to the extent of such payment to any rights that the indemnified party may have against any third parties with respect to the subject matter underlying such indemnification claim.

(g) Third Party Claims. In calculating any Losses there shall be deducted any indemnification, contribution or other similar payment actually recovered by the indemnified party or any Affiliate thereof from any third Person with respect thereto so long as such recovered claim has been finally determined and is not subject to appeal.

(h) Tax Benefit. In calculating any Losses there shall be deducted therefrom the amount of any Tax benefit or Tax refund actually enjoyed or actually received by the applicable indemnified party or any Affiliate thereof as a result of such Losses provided, however, that such Tax benefit shall be calculated net of any Tax paid or payable in connection with any actual or reasonably anticipated recovery of all or some of such Losses.

(i) No Shareholder shall have liability to Buyer under any provision of this Agreement for any Losses to the extent that such Losses arise solely and directly from any intentional actions outside the ordinary course of business taken or omitted to be taken by Buyer or any of its Affiliates with respect to the Company after the Closing Date.

(j) Notwithstanding anything to the contrary in this Agreement:

(i) If the Shareholders may have an indemnification obligation under this Agreement with respect to a Loss arising out of or relating to environmental laws or hazardous substances (an “Environmental Loss”), the Shareholder Representative at its own expense shall have the right to enter into the facilities and to control, direct and implement any environmental investigation, monitoring, remediation, abatement, excavation or other response or removal action relating to such Environmental Loss.

(ii) To the extent that the Shareholders may have an indemnification obligation under this Agreement with respect to an Environmental Loss, Buyer shall not be entitled to claim or seek indemnity or defense under this Agreement with respect thereto to the extent that such Environmental Loss would not have arisen but for any intrusive investigation or disclosure by Buyer or any Affiliate thereof, unless such investigation or disclosure was required by applicable Environmental Laws.

(k) Indemnified Losses shall not include any special, exemplary or punitive damages, and neither the Shareholders nor the Buyer Parties shall be liable for any special, exemplary or punitive damages under this Agreement, except to the extent that such special, exemplary or punitive are asserted by a Third Party.

Section 7.4 Escrow Account.

(a) Deposit of Funds into Escrow Account. As security for the indemnity provided for in Section 7.1, at the Effective Time, Buyer shall deposit into the Escrow Account, on behalf of the Shareholders, the Escrow Amount, as contemplated by Section 2.7(c). In the event that the Shareholders shall owe an indemnification obligation to Buyer Parties, Buyer Parties shall be permitted to seek satisfaction of such obligation through an offset against the Escrow Amount. No limitation of such right of offset shall otherwise affect a Buyer Party’s rights hereunder or otherwise. The remedy of offset shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Buyer Parties are or may be entitled, at law or equity, under this Agreement.

(b) Escrow Period; Final Distribution From the Escrow Account. Subject to the following requirements, the Escrow Account shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Washington, D.C. time, on the fifth (5th) day following the Escrow Termination Date; provided that the Escrow Account shall not terminate on such date with respect to such remaining portion of the Escrow Amount (or some portion thereof) that in the reasonable judgment of Buyer, subject to the objection of the Shareholder Representative and the subsequent arbitration of the matter in the manner provided in Section 7.5, is necessary to satisfy (i) any then pending unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent by Buyer prior to the Escrow Termination Date, and (ii) any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent by Buyer prior to the Escrow Termination Date with respect to facts and circumstances existing prior to the Escrow Termination Date. After the Escrow Termination Date and as soon as all such claims have been resolved, the Escrow Agent shall distribute funds from the Escrow Account sufficient to satisfy the expenses of the Shareholder Representative in connection with the Escrow Account and shall thereafter deliver to the Shareholders ratably in accordance with their respective Pro Rata Interests as set forth on the Certificate of Share Ownership hereto the remaining portion of the Escrow Account not required to satisfy such claims and expenses.

Section 7.5 Method of Asserting Claims.

All claims for indemnification by a party entitled to be indemnified hereunder shall be asserted and resolved as follows:

(a) Claims by Buyer Parties. In the event a Buyer Party has a claim for an Indemnified Loss against the Shareholders hereunder which does not involve a claim being asserted against or sought to be collected by a third party (a “Buyer Claim”), Buyer Parties shall promptly notify the Shareholder Representative in writing of such claim specifying the nature of the claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim) (the “Claim Notice”). If the Shareholder Representative does not dispute all or any part the Buyer Claim in a written notice delivered to the Buyer within sixty (60) days of receipt of the Claim Notice, the Shareholder Representative shall be deemed to have accepted responsibility for the undisputed Buyer Claims set forth in such notice and shall have no further right to contest such undisputed Buyer Claims. Buyer may proceed to collect the undisputed amount of the Buyer Claim from the Escrow

Account as set forth in Sections 7.5(b) or 7.5(c), and then collect the undisputed amount of the Buyer Claim from the Shareholders. If the Shareholder Representative disputes any portion of a Buyer Claim in writing in accordance with this Section 7.5(a), the parties shall attempt to resolve such dispute in accordance with Section 7.5(d).

(b) Claims Upon Escrow Account. In accordance with the terms of the Escrow Agreement, upon receipt by the Escrow Agent at any time on or before the Escrow Termination Date of a certificate signed by any officer of Buyer (an “Officer’s Certificate”): (i) stating that Buyer has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Indemnified Losses subject to indemnification by the Shareholders, and (ii) specifying in reasonable detail the individual items of Indemnified Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentations, breach of warranty or covenant to which such items are related, the Escrow Agent shall, subject to the provisions of Section 7.5(c), be directed to distribute to Buyer from the Escrow Account as promptly as practicable, funds in an amount equal to such Indemnified Losses.

(c) Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered by Buyer to the Shareholder Representative and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no distribution to Buyer of any funds contained in the Escrow Account pursuant to Section 7.5(b) unless the Escrow Agent shall have received written authorization from the Shareholder Representative to make such distribution. After the expiration of such thirty (30) day period, the Escrow Agent shall be directed to distribute funds from the Escrow Account in accordance with Section 7.5(b), provided that no such payment or delivery may be made if the Shareholder Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30)-day period.

(d) Resolution of Conflicts; Arbitration.

(i)	In case the Shareholder Representative shall so object in writing to any claim or claims made in any Officer’s Certificate or any Claim Notice, Buyer shall have ten (10) days to respond in a written statement to the objection of the Shareholder Representative. If after such ten (10)-day period, there remains a dispute as to any such claim, the parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Shareholder Representative and Buyer, and shall be furnished to the Escrow Agent. In the event that the Buyer Parties have elected to offset any such claim against the Escrow Amount pursuant to an Officer’s Certificate, the Escrow Agent shall be entitled to rely on any such memorandum and distribute funds from the Escrow Account in accordance with the terms thereof.

(ii)	If no such agreement can be reached after good faith negotiation, either Buyer, on the one hand, or the Shareholder Representative, on the other, may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Buyer and the Shareholder Representative. In the event that within forty-five (45) days after submission of any dispute to arbitration, Buyer and the Shareholder Representative cannot mutually agree on one arbitrator, Buyer and the Shareholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator to handle the dispute. Except as otherwise provided herein, the arbitration will be governed by Virginia procedural law as if the matter had been brought in a Circuit Court of the State of Virginia; provided, however, that (i) the parties waive any right to jury; (ii) there shall be no interlocutory appellate relief (such as writs) available; and (iii) discovery will be limited to matters which are directly relevant to the issues in the arbitration; provided, however, that in any case where the damage or loss at issue includes any claim for Losses in the nature of consequential damages (including lost profit) all three arbitrators so chosen shall handle the dispute. The arbitrator(s) shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the extent as a court of competent law or equity, should the arbitrator(s) determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. To appeal the judgment of the arbitrator, a party must follow all of the prerequisites for appealing a judgment of the Circuit Court, directing all such prerequisites to the American Arbitration Association (the “Arbitration Administrator”) in lieu of the clerk. All appeals will be made to 3 neutral arbitrators (“Appellate Arbitrators”) selected in accordance with the procedures set forth above. The Appellate Arbitrators will conduct a hearing, review the judgment of the arbitrator, and issue an appellate decision applying the same standards of review (and all of the same presumptions) as if the Appellate Arbitrators were judges of the Virginia Court of Appeal reviewing a judgment of the Circuit Court. The Appellate Arbitrators will be vested with the same powers as a Virginia Court of Appeal (including the power to remand a matter to an arbitrator). The decision of the Appellate Arbitrators as to the validity and amount of any claim in such Officer’s Certificate or Claim Notice shall be binding and conclusive upon the parties to this Agreement (unless remanded to the arbitrator). In the event that the Buyer Parties have elected to offset any such claim against the Escrow Amount, notwithstanding anything in Section 7.5(b) or (c) to the contrary, Buyer and Shareholder Representative shall direct the Escrow Agent to act in accordance with such decision and make or withhold payments out of the Escrow Account in accordance therewith. The decision of the arbitrator(s) shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

(iii)	Judgment upon any award rendered by the Appellate Arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Fairfax, Virginia under the rules then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

(e) Third-Party Claims. In the event Buyer becomes aware of a third-party claim which Buyer believes may result in a demand against the Shareholders (or the Escrow Amount) (a “Third–Party Claim”), Buyer shall promptly provide a Claim Notice to the Shareholder Representative with respect to such Third–Party Claim. The Shareholder Representative, on behalf of the Shareholders, at the Shareholders’ sole cost and expense has the right, exercisable by written notice to Buyer within thirty (30) days after receipt of a Claim Notice from Buyer with respect to a Third-Party Claim, to be represented by counsel of its choice and reasonably acceptable to Buyer and to assume, control, defend against, negotiate and otherwise deal with any proceeding, claim, or demand which relates to any Indemnified Loss with respect to such Thirty-Party Claim in accordance with the limits set forth in this Agreement; provided, however, that the (i) defense of such Third-Party Claim by the Shareholder Representative is not reasonably likely to have a Material Adverse Effect on Buyer; (ii) the Thirty-Party Claim solely seeks (and continues to seek) monetary damages; and (iii) Shareholder Representative expressly agrees in writing that as between the Shareholders and Buyer, the Shareholders may only satisfy and discharge the Third-Party Claim in accordance with the limits set forth in this Agreement (the “Litigation Conditions”). Buyer may participate in the defense of any Third-Party Claim which the Shareholder Representative is defending as provided in this Section 7.5(e) with counsel of Buyer’s choice and at its expense. If the Shareholder Representative does not assume the defense of a Third-Party Claim in accordance with this Section 7.5(e), Buyer shall have the right to control such defense. If the Shareholder Representative has assumed the defense of a Thirty-Party Claim as provided in this Section 7.5(e), the Shareholders will not be liable for any legal expenses subsequently incurred by Buyer in connection with the defense of the Thirty-Party Claim; provided, however, that if (i) any of the Litigation Conditions ceases to be met or (ii) the Shareholder Representative fails to take reasonable steps necessary to defend diligently such Third-Party Claim or abandons the defense of such Third-Party Claim, Buyer may assume its own defense and the Shareholders will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The party controlling the defense of such Third-Party Claim shall keep the other party advised of the status of such Third-Party Claim and the defense thereof and shall consider in good faith the recommendations made by the other party with respect thereto. Neither Buyer nor the Shareholder Representative shall have the right to settle any Third-Party Claim without the consent of the other, which consent shall not be unreasonably withheld or delayed; provided, however, that the consent of the Buyer shall not be required if (i) any amounts payable pursuant to such settlement or compromise do not exceed the Escrow Amount, (ii) such settlement includes a complete written release of the Buyer from all liability with respect to such Third-Party Claim and does not impose any injunctive or equitable relief or other operational restrictions on the Buyer, and (iii) is not reasonably expected to have an adverse effect on the affected business of Buyer or its Affiliates; and, in case of any such settlement, the Shareholder Representative shall execute and deliver a memorandum to the Escrow Agent indicating the amount of such settlement, which memorandum may be relied upon by the Escrow Agent to offset the amount of such settlement against the Escrow Account. Except to the extent provided in the preceding sentence, no settlement of any such Third-Party Claim shall be determinative of the amount of any claim against the Shareholders or the Escrow Account. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. In the event that the Shareholder Representative has consented to settlement of a Third-Party Claim pursuant to the provisions of this Section 7.5(e), neither the Shareholder Representative or the Shareholders shall have the power or authority to object to the amount of any claim by Buyer against the Escrow Account or the Shareholders in the amount of such settlement.

(f) Claims by Shareholders. In the event that the Shareholders have a claim against a Buyer Party hereunder, the Shareholder Representative shall promptly notify Buyer in writing of such claim specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim). If the Buyer does not notify the Shareholder Representative within sixty (60) days of receipt of such notice that Buyer Parties dispute such claim, the amount of such claim shall be conclusively deemed a liability of the Buyer Parties hereunder. In case an objection is made in writing in accordance with this Section 7.5(f), the Shareholder Representative shall have ten (10) days to respond in a written statement to the objection of the Buyer Parties. If after such ten (10)-day period there remains a dispute as to any claim, the parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by Buyer and Shareholder Representative. If no such agreement can be reached after good faith negotiation, the parties may demand an arbitrator to settle such dispute in the same manner set forth in Section 7.5(d)(ii) above.

Section 7.6 Remedies.

Except as otherwise set forth in this Agreement, this Article VII sets forth the sole exclusive remedy and recourse of the parties for monetary damages arising from any claim, cause of action or right of any nature under this Agreement; provided, however, that nothing contained in this Article VII shall be in lieu of, or constitute a waiver of, any nonmonetary equitable remedies for injunctive relief, specific performance or rescission that any party may otherwise have.

ARTICLE VIII

TAX MATTERS

Section 8.1 Tax Returns.

(a) Tax Periods Ending On or Before the Closing Date. The Shareholder Representative shall prepare or cause to be prepared and timely file or cause to be filed all state and federal income or franchise Tax Returns for the Company for taxable periods ending on or before the Closing Date which are filed after the Closing Date (the “Short Period Returns”). The Short Period Returns shall be prepared and filed in accordance with historic practices and procedures of the Company and applicable law, based on a closing of the books of Company as of immediately before the Closing. The Shareholder Representative shall direct the Escrow Agent to pay to the Surviving Corporation from funds comprising the Escrow Amount an amount equal to the portion of Company Taxes reported on such Tax Returns that relate to the portion of such taxable period ending on or before the Closing Date that were not paid before the Closing Date or that were not reserved for on the Closing Date Balance Sheet (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income), except to the extent that such Taxes are allowable and recoverable costs for inclusion in the costs of agreements with Governmental Entities. Prior to filing any Short Period Return, the Shareholder Representative shall afford the Buyer a reasonable opportunity to review the proposed form of any Short Period Return and comment thereon.

(b) Tax Periods Beginning Before and Ending After the Closing Date. Buyer and the Surviving Corporation shall file or cause to be filed any Tax Returns of the Company for tax periods that begin before the Closing Date and end after the Closing Date (a “Straddle Period” and such Tax Returns, a “Straddle Period Return”) and pay all Taxes owed by the Company for such periods. Prior to Filing any Straddle Period Return, Buyer and the Surviving Corporation shall afford the Shareholder Representative a reasonable opportunity to review and comment on the proposed form of any Straddle Period Return. The Shareholder Representative shall direct the Escrow Agent to pay to the Surviving Corporation from funds comprising the Escrow Amount within fifteen (15) days after the date on which such Taxes are paid with respect to such periods an amount equal to the portion of such Company Taxes that relate to the portion of such taxable period ending on the Closing Date that were not paid before the Closing Date or that were not reserved for on the Closing Date Balance Sheet, except to the extent that such Taxes are allowable and recoverable costs for inclusion in the costs of agreements with Governmental Entities. For purposes of this Section 8.1(b), in the case of any Taxes that are payable by the Company for any Straddle Period, the portion of such Tax payable by the Company which relates to the portion of such taxable period ending on the day before the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the day before the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be equal to the amount which would be payable by the Company if the relevant taxable period ended on the day before the Closing Date (which shall include amount of any Tax solely attributable to a deemed asset sale arising by reason of any Code Section 338(h)(10) election made by Buyer and the

Shareholders). All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company (taking into account (i) the Tax status of the Company for such period, including its Subchapter S corporation status for federal income tax purposes and any similar status for other Tax purposes, and (ii) Taxes that are allowable costs and recoverable for inclusion in the costs of agreements with Governmental Entities).

(c) Notwithstanding the foregoing provisions of Sections 8.1(a) and 8.1(b), Buyer shall pay, when due, to the relevant state Tax authorities on behalf of the Company the amount of any state income or franchise Taxes as shown on any Short Period Return or Straddle Period Return solely attributable to a deemed asset sale arising by reason of any Code Section 338(h)(10) election made by Buyer and the Shareholders up to an aggregate maximum of five hundred thousand dollars ($500,000). To the extent that the aggregate amount of state income or franchise Taxes as shown on any Short Period Return or Straddle Period Return solely attributable to a deemed asset sale arising by reason of any Code Section 338(h)(10) election made by Buyer and the Shareholders exceed five hundred thousand dollars ($500,000), then the Shareholder Representative, in its sole discretion, shall determine the amount and jurisdictions to which its payments shall be made.

Section 8.2 Certain Contest Rights.

(a) Promptly after receipt by Buyer, the Company or any Shareholder of a written notice of any demand, claim or circumstance that, either at such time or after the lapse of time, might give rise to an adjustment or audit of any Tax Return of the Company for periods ending on or prior to the Closing Date (“Shareholder Returns”), or Straddle Period Returns, the party receiving such notice shall notify the other parties hereunder (the “Tax Claim Notice”). The Tax Claim Notice shall contain factual information (to the extent known to the party receiving the inquiry or notice from the taxing authority) describing such demand, claim or circumstance, including any asserted tax liability (an “Asserted Tax Claim”) in reasonable detail and shall include copies of any notice or other document received in respect of any such Asserted Tax Claim.

(b) Subject to Buyer’s right to participate in any tax proceeding as described below, the Shareholder Representative, at its own cost and expense, shall have the power and authority (i) to control the conduct of the Company in respect of any Asserted Tax Claim to the extent it relates to any Shareholder Return, any Taxes with respect to which the Shareholders have an obligation to indemnify the Buyer pursuant to Article VII (the costs of any such audit or examination shall be borne by the Surviving Corporation up to $50,000 (so long as Buyer is permitted to fully participate in such proceedings) until the issuance of a notice of deficiency; the costs of any such audit or examination in excess of $50,000 and the costs of any administrative appeal or litigation after the issuance of a notice of deficiency shall be borne by Shareholders), (ii) to determine whether and to what extent to amend any Shareholder Return (including any Short Period Return), and (iii) whether and to what extent the Company shall extend or waive any statute of limitations for the assessment of any Tax with respect to any Shareholder Return. Buyer shall have the right to participate in any Asserted Tax Claim proceedings such tax audit, examination, appeal or litigation (collectively, a Asserted Tax Claim Proceeding”) at Buyer’s sole expense, and, notwithstanding the immediately preceding sentence, to jointly control with the Shareholder Representative any such tax proceeding if the amount claimed by the taxing authority in a notice of deficiency would result in a liability to the Company that exceeds the Escrow Amount or, if the resolution of the matter at issue in such tax proceeding could materially adversely affect the Surviving Corporation with respect to any period after the Closing. In no event shall the Shareholder Representative settle any such tax proceeding without Buyer’s consent if such settlement would materially adversely affect the Company with respect to any period after the Closing or result in any material liability on the part of the Company or such successor in interest for which the Shareholder Parties are not obligated to indemnify the Buyer pursuant to Article VII or Article VIII of this Agreement. If Buyer withholds its consent to any proposed settlement to any Asserted Tax Claim (a “Proposed Settlement”), then each such Shareholder’s liability with respect to the subject matter of the Proposed Settlement shall be limited to the amount that such liability would have been if the Proposed Settlement had been accepted and the Buyer shall be responsible for all expenses incurred thereafter in connection with the contest of such tax audit or proceeding except to the extent that the final settlement imposes less liability on such Shareholder than the Proposed Settlement would have imposed (taking into account such Shareholder’s share of such expenses).

(c) Subject to the Shareholder Representative’s right to participate in any tax proceeding as described below, the Buyer, at its own cost and expense, shall have the power and authority (i) to control the conduct of the Company in respect of any Asserted Tax Claim to the extent it relates to any Straddle Period Return., (ii) to determine whether and to what extent to amend any Straddle Period Return, and (iii) whether and to what extent the Company shall extend or waive any statute of limitations for the assessment of any Tax with respect to any Straddle Period Return. The Shareholder Representative shall have the right to participate in any Asserted Tax Claim Proceedings at its sole expense, and, notwithstanding the immediately preceding sentence, to jointly control with the Buyer any such tax proceeding if the amount claimed by the taxing authority in a notice of deficiency could materially adversely effect the Shareholders. In no event shall the Buyer settle any such tax proceeding without the Shareholder Representative’s consent if such settlement would materially adversely affect the Shareholders. If the Shareholders Representative withholds its consent to any Proposed Settlement, then the Shareholders shall indemnify the Buyer for all expenses incurred thereafter in connection with such Asserted Tax Claim Proceeding except to the extent that the final settlement imposes less liability on the Company than the Proposed Settlement would have imposed (taking into account Buyer’s share of such expenses).

Section 8.3 Cooperation and Exchange of Information.

Each party hereto will provide each other with such cooperation and information as any of them may reasonably request of the other in filing any Tax Return of the Company, amended return or claim for refund, determining a liability for Taxes of the Company or a right to a refund of Taxes of the Company or in conducting any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns of the Company or portions thereof, together with accompanying schedules and related work papers and documents that are reasonably relevant to rulings or other determinations by taxing authorities. Each party shall make its representatives available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. The Company, its Shareholders, Buyer and the Surviving Corporation agree (A) to retain all Books and Records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) Buyer and the Surviving Corporation shall give the Shareholder Representative reasonable written notice prior to transferring, destroying or discarding any Books and Records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before or on the Closing Date and, if the Shareholder Representative so requests, Buyer and the Surviving Corporation shall allow the Shareholder Representative to take possession of such Books and Records.

Section 8.4 Refunds.

In the event that the Shareholders receive a refund or credit of Tax of the Company for which the Buyer or the Company made a payment pursuant to Section 8.2 or any other provision of this Agreement, then the Shareholders shall promptly pay to the Buyer or the Company, as the case may be, the amount of such refund (including any accrued interest paid in respect of such refunded Tax) or credit to the extent the refund or credit represents payments made by or for the Buyer or the Surviving Corporation with respect to events occurring after the Closing Date. Each of Buyer and the Surviving Corporation shall agree jointly and severally that, as a condition to receiving any such refund or credit, in the event that any refund or credit of Taxes for which a payment has been made to Buyer or the Surviving Corporation pursuant to this Section 8.4 is subsequently reduced or disallowed, to indemnify and hold harmless the payor for any Tax liability assessed against such payor by reason of the reduction or disallowance.

ARTICLE IX

TERMINATION OF AGREEMENT;

PAYMENT OF EXPENSES; WAIVER OF CONDITIONS

Section 9.1 Termination of Agreement.

Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time (such date of termination being the “Termination Date”) before the Closing Date as follows, and in no other manner:

(a) Mutual Consent. By mutual written consent of Buyer, the Company and the Shareholder Parties;

(b) Either Party. By either Buyer or the Company if (i) the Closing shall not have occurred on or prior to the Voluntary Termination Date; provided, however, that no party may terminate this Agreement in accordance with this Section 9.1(b)(i) if the failure to consummate the Closing shall be due to the breach by the party seeking to terminate this Agreement of its obligations and covenants under this Agreement, in which case, the foregoing date shall be extended by the period of delay due to such breach, (ii) there shall be a final nonappealable order of a federal or state court of competent jurisdiction in effect preventing the consummation of the transactions contemplated hereby, (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the parties by any Governmental Entities that would make the Merger illegal, (iv) there shall have occurred after the date hereof any event that makes it impossible to satisfy a condition precedent to the party’s obligations to consummate the transactions contemplated by this Agreement, unless the occurrence of such event is due to the failure of the party to perform or comply with any of the agreements, covenants, or conditions hereof to be performed or complied with by such party prior to the Closing, or (v) if either the Company, on the one hand, or the Buyer or Merger Sub, on the other hand, respectively, becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors’ arrangement, composition or comparable proceeding, or such proceeding is instituted against such other party (and not dismissed within sixty (60) days).

(c) By Buyer. By Buyer, (i) if there has been a material violation or breach by any of the Shareholders or the Company of any covenant, agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition contained in Article VI hereof incapable of fulfillment or, if capable of being cured, has not been cured within thirty (30) days of the date on which the Shareholder’ Representative receives written notice thereof from Buyer; (ii) if there has been a material violation or breach by any of the Shareholders or the Company of the covenants and agreements in Section 5.1 hereof, resulting in failure of the Company to obtain Shareholder approval by the Meeting Date; (iii) if the Company fails to obtain the requisite approval of the Shareholders and the board of directors prior to the Voluntary Termination Date; (iv) if Closing does not occur by the Voluntary Termination Date as a result of any action or inaction on the part of the Company or the Shareholders; (v) the Company, its board of directors or the Shareholders shall have withdrawn, modified or amended in any material respect the approval of this Agreement or the transactions contemplated herein, or taken any public position inconsistent with its approval or recommendation, including, without limitation, having failed (without the consent of Parent) after a reasonable period of time to reject or disapprove any Alternative Transaction (or after a reasonable period of time to recommend to its shareholders such rejection or disapproval or (vi) if any of the Company, the Shareholders, or any agent, officer, director or any representative thereof breaches the provisions of Section 5.5 hereof; or

(d) By Shareholder Representative or the Company. By the Shareholder Representative and the Company, (i) if there has been a material violation or breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition contained in Article VI hereof incapable of fulfillment or, if capable of being cured, has not been cured within 30 days of the date on which Buyer receives written notice from either the Shareholder Representative or the Company; or (ii) if Closing does not occur by the Voluntary Termination Date as a result of any action or inaction on the part of Buyer.

If any of the Buyer or the Shareholder Representative or the Company terminates this Agreement pursuant to the provisions hereof, such termination will be effected by written notice to the other parties specifying the provision hereof pursuant to which the termination is made.

Section 9.2 Payment of Expenses; Effect of Termination.

(a) In the event that this Agreement shall be terminated pursuant to this Article IX, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, its auditors and its actuaries. Notwithstanding anything to the contrary herein, the Parties agree that their obligations under this Agreement are unique and that no termination of this Agreement shall in any manner affect or alter the ability of a party to sue in equity for injunctive relief, specific performance or rescission for a breach of the other party’s agreements, covenants or obligations hereunder prior to the Termination Date.

(b) If this Agreement is terminated pursuant to this Article IX, this Agreement will forthwith become null and void, and, subject to Section 9.2(a), there will be no liability or obligation on the part of the Company, the Shareholders, Buyer or Merger Sub, except Sections 5.13(e) and 9.2 and Articles X and XI will survive the termination hereof.

ARTICLE X

SHAREHOLDER REPRESENTATIVE AND ESCROW AGENT

Section 10.1 The Shareholders and the Shareholder Representative.

(a) Any provision in this Agreement that grants rights or remedies to the Shareholders shall be deemed to be for the joint and several benefit of the Shareholders, unless otherwise specifically provided. Notwithstanding the foregoing, Buyer, Merger Sub and the Surviving Corporation shall be entitled to conclusively rely as to any obligation they may have hereunder to the Shareholders upon any written instruction, waiver, notice, request, demand or other communication delivered by or on behalf of the Shareholders by the Shareholder Representative.

(b) The Shareholder Representative shall have full power and authority to make all decisions on behalf of the Shareholders relating to the transactions contemplated by this Agreement. All decisions and actions by the Shareholder Representative relating to this Agreement and the transactions contemplated hereby shall be binding upon all Shareholders and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same. In furtherance and not in limitation of the foregoing, as a material inducement to Buyer to enter into this transaction, the Shareholder Representative is irrevocably constituted and appointed as the true and lawful agent and attorney-in-fact of each Shareholder with full powers of substitution to act in the name, place and stead of each Shareholder in connection with the transactions contemplated in this Agreement such appointment to be a power coupled with an interest which shall survive the death or incapacity of any Shareholder. Each Shareholder irrevocably authorizes Buyer and Merger Sub to rely on all acts and communications taken or made by the Shareholder Representative on behalf of the Shareholders or any of them pursuant to or in connection with this Agreement, the related agreements and the transactions contemplated hereby and thereby.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Shareholder Representative shall have no duties or responsibilities except those expressly set forth herein and in the Shareholder Release Agreements, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of the Company or any Shareholder shall otherwise exist against the Shareholder Representative. Except as expressly provided in this Agreement, the Shareholder Representative shall have no duties or responsibilities to Buyer or its Affiliates.

(d) The Shareholder Representative shall promptly deliver to each Shareholder any notice received by the Shareholder Representative concerning this Agreement.

(e) Neither the Shareholder Representative nor any agent employed by the Shareholder Representative shall be liable to any Shareholder relating to the performance of such Shareholder Representative’s duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholder Representative constituted fraud or were taken or not taken in bad faith. The Shareholder Representative shall be indemnified and held harmless by the Shareholders against all losses, including costs of defense, paid or incurred in connection with any action, suit, proceeding or claim to which the Shareholder Representative is made a party by reason of the fact that the Shareholder Representative was acting as the Shareholder Representative pursuant to this Agreement; provided, however, that the Shareholder Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholder Representative constituted actual fraud or were taken or not taken in bad faith. The Shareholder Representative shall be protected in acting upon any notice, statement or certificate believed by the Shareholder Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter. Neither the Shareholder Representative nor any agent employed by the Shareholder Representative shall be liable to the Buyer or any Affiliate of the Buyer by reason of this Agreement or the performance of Shareholder Representative’s duties hereunder or otherwise.

(f) For purposes of this Agreement, the initial Shareholder Representative shall be Harry M. Howton. In the event of the resignation, death or incapacity of Harry M. Howton, the duties of the Shareholder Representative shall be performed by a three (3) person committee consisting of Marshall A. Goodwin, Ronald Jones and Joseph G. Swick (“Shareholders’ Committee”). In the event that any individual authorized hereunder as a Shareholders’ Committee member shall die, become incapacitated, resign or otherwise fail to act on behalf of the Shareholders for any reason, a new individual shall be appointed to the committee by action or written consent of Shareholders who held immediately prior to the Closing Date no less than fifty-one percent (51%) of the Company Common Stock (other than shares held in the Company’s treasury), and if none is so selected within thirty (30) days, then the Shareholders’ Committee shall be reduced by one member. The unanimous vote of the Shareholders’ Committee members shall constitute the act of the Shareholders’ Committee. Upon formation, the Shareholders’ Committee shall designate one member as the notice recipient and furnish such member’s contact information to Buyer. Thereafter, in each case under this Agreement whereby Buyer is required to notify, contact or otherwise provide information or documents to the Shareholder Representative, such requirement shall be satisfied by Buyer’s notification, contact or provision of information or documents to the designated Shareholders’ Committee member. Notwithstanding the formation of the Shareholders’ Committee, nothing in this Section 10.1(f) shall allow any extension or delay in the period of time that the Shareholders’ Representative is required to respond or otherwise act as set forth in this Agreement.

Section 10.2 Escrow Agent and Agreement.

(a) The Shareholders, the Company, Buyer and Merger Sub hereby agree that the Escrow Agent shall serve as an escrow agent to receive, hold, administer, and deliver the Escrow Funds and the proceeds thereunder in accordance with the Escrow Agreement. Any interest accruing on, and other earnings on investment of, the Escrow Funds shall be deemed to be a part of the Escrow Funds. The Shareholders shall include all amounts earned on the Escrow Funds in their gross incomes for federal, state and local income tax purposes and pay any income tax imposed thereon. Any loss or expense incurred as a result of an investment will be borne by the Escrow Funds. The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of the Escrow Funds or the purchase, sale, retention or other disposition of any investment. The Escrow Agreement will direct the Escrow Agent to send statements to each of the Buyer and the Shareholder Representative on a monthly basis reflecting activity in the Escrow Account for the preceding month.

(b) All fees of the Escrow Agent for performance of its duties shall be paid by Buyer in accordance with the standard fee schedule of the Escrow Agent. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not contemplated by this Agreement, or if the parties request a substantial modification of the terms of the Escrow Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorneys’ fees, including allocated costs of in-house counsel, and occasioned by such default, delay, controversy or litigation (“Special Escrow Agent Costs”). Buyer promises to pay these sums upon demand. Notwithstanding anything to the contrary stated herein, the Shareholders, and not the Buyer, shall be responsible for all Special Escrow Agent Costs that are incurred by the Escrow Agent as a result of a situation or dispute in which it is determined that the Shareholders were chiefly at fault.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendments.

Subject to applicable law, this Agreement and any Schedule attached hereto may be amended at any time prior to the Closing Date by an instrument in writing duly signed by or on behalf of each of the parties hereto.

Section 11.2 Governing Law; Submission to Jurisdiction.

This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Each party hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Eastern District of Virginia and of any Virginia state court for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court, any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, and any right to which it may be entitled on account of its place of residence or domicile.

Section 11.3 Notices.

All written instructions, waivers, notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of receipt if served personally, (ii) on the next Business Day if served by confirmed facsimile, or other similar communication, (iii) on the first Business Day after sending if sent for guaranteed next day delivery by Federal Express or other nationally recognized next-day courier service or (iv) on the tenth (10th) Business Day after mailing if mailed to the party or parties to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, and properly addressed as follows:

If to Buyer or Merger Sub:

ManTech International Corporation

12015 Lee Jackson Highway

Fairfax, VA 22033

Attention: Office of General Counsel

Facsimile: (703) 218-8398

With a copy, in the case of Buyer, Merger Sub or the Surviving Corporation, to:

ManTech International Corporation

12015 Lee Jackson Highway

Fairfax, VA 22033

Attention: Office of General Counsel

Facsimile: (703) 218-8398

If to the Shareholders or the Shareholder Representative:

Harry M. Howton

4501 Ford Avenue

Suite 1320

Alexandria, VA 22302

Facsimile: (703) 824-0652

If to the Company:

Gray Hawk Systems, Inc.

Harry M. Howton

4501 Ford Avenue

Suite 1320

Alexandria, VA 22302

Facsimile: (703) 824-0652

With a copy, in the case of the Company, the Shareholders or the Shareholder Representative, to:

Robert W. Kelly

4501 Ford Avenue

Suite 1320

Alexandria, VA 22302

Facsimile: (703) 824-0652

and

Ron Jones

1506 Habersham Place

Crownsville, MD 21032

Any party may change its address for purposes of this Section by giving the other parties hereto notice of the new address in the manner set forth above.

Section 11.4 Assignment and Binding Effect.

This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the Company, Buyer, Merger Sub and/or the Surviving Corporation.

Section 11.5 Entire Agreement.

This Agreement, the Schedules hereto and other documents delivered pursuant hereto, referred to herein or executed and delivered in connection with the transactions contemplated hereby contain the entire agreement among the parties with respect to the transactions contemplated herein and supersede all previous negotiations, commitments and writings.

Section 11.6 Severability.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.7 Counterparts.

This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed an original. Copies of executed counterparts transmitted by telecopy, facsimile or other electronic transmission service shall be considered original executed counterparts, provided receipt of copies of such counterparts is confirmed.

Section 11.8 Waiver.

No delay or omission to exercise any right, power or remedy accruing to Buyer, Merger Sub or the Company upon any breach or default of Buyer, Merger Sub or the Company under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring

Section 11.9 Absence of Third Party Beneficiary Rights.

Except as expressly provided herein, no provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, Shareholder, employee or partner of any party hereto or any other Person or entity.

Section 11.10 Headings.

The Table of Contents and the Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

Section 11.11 Specific Performance.

The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy. Accordingly, the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

Section 11.12 No Guarantee of Employment.

Notwithstanding anything to the contrary herein, nothing in Section 3.25(b) shall be a guarantee of employment. Employment with the Surviving Corporation is based on an at-will employment relationship. Furthermore, this Agreement is not an employment contract and nothing contained herein will confer any additional rights to the employees named in Section 3.25(b).

Section 11.13 Conflict of Interest

If the Shareholders, the Shareholder Parties or the Shareholder Representative so desire, and without the need for any consent or waiver by the Company or the Buyer, Sheppard, Mullin, Richter & Hampton LLP (“SMRH”) shall be permitted to represent the Shareholders, the Shareholder Parties and/or the Shareholder Representative after the Closing in connection with any matter, including without limitation anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, SMRH shall be permitted to represent the Shareholders, the Shareholder Parties, the Shareholder Representative, any of their agents and affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with Buyer, the Company or any of their agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with SMRH, unless SMRH is specifically engaged in writing by the Company to represent the Company after Closing and either such engagement involves no conflict of interest with respect to Shareholders, the Shareholder Parties or the Shareholder Representative or the Shareholders, the Shareholder Parties or the Shareholder Representative (as applicable) consent in writing at the time to such engagement. Any such representation of the Company by SMRH after Closing shall not affect the foregoing provisions hereof. For example, and not by way of limitation, even if SMRH is representing the Company after the Closing, SMRH shall be permitted simultaneously to represent the Shareholders, the Shareholder Parties and/or the Shareholder Representative in any matter, including any disagreement or dispute relating thereto. Furthermore, SMRH shall be permitted to withdraw from any representation of the Company in order to be able to represent or continue so representing the Shareholders, the Shareholder Parties or the Shareholder Representative, even if such withdrawal causes the Company or Buyer additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice.

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[Signatures appear on following pages]

IN WITNESS WHEREOF, the parties have each caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BUYER:

MANTECH INTERNATIONAL CORPORATION

By:
Name:
Title:

MERGER SUB:

PROJECT OWL, INC.

By:
Name:
Title:

COMPANY:

GRAY HAWK SYSTEMS, INC.

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE:

By:
Name:	Harry M. Howton

SHAREHOLDER PARTIES:

By:
Name:	Marshall E. Godwin

By:
Name:	Harry M. Howton

By:
Name:	Joseph G. Swick

By:
Name:	James M. Kelly

By:
Name:	Thomas E. Mitchell

By:
Name:	Robert L. Jobrack

By:
Name:	Pierre J. Thuot